Exhibit 10.12

ASSET PURCHASE AGREEMENT

among

Albany International Corp.,
(the “Seller”)

PrimaLoft Holding Company, LLC
(the “Parent”)
and

PrimaLoft, Inc.
(the “Buyer”)

Dated as of May 2, 2012

i

(continued)

ii

(continued)

iii

EXHIBITS

Exhibit A	Bill of Sale

Exhibit B	Assumption Agreement

Exhibit C-1	Trademark Assignment

Exhibit C-2	Patent Assignment

Exhibit D	Assignment of Leases

Exhibit E	Assignment of Contracts

Exhibit F	Escrow Agreement

Exhibit G	Transition Services Agreement

Exhibit H	Opinion of Counsel to the Seller

Exhibit I	Addendum to the Asset Purchase Agreement

Exhibit J	German Asset Purchase Agreement
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ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of May 2, 2012 (this “Agreement”), between Albany International Corp., a Delaware corporation (the “Seller”), PrimaLoft Holding Company, LLC, a Delaware limited liability company (the “Parent”) and PrimaLoft, Inc., a Delaware corporation (the “Buyer”).

RECITALS

A. The Seller and the Selling Subsidiaries (together with the Seller, the “Asset Sellers”) are engaged in the business of manufacturing, marketing and selling high-performance synthetic insulation and yarn at various locations in the United States and around the world (the “Business”).

B. The Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, all of the assets of the Business, and in connection therewith the Buyer is willing to assume certain liabilities and obligations of the Seller relating thereto, all upon the terms and subject to the conditions set forth herein.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

Article I
DEFINITIONS

Section 1.1            Certain Defined Terms. For purposes of this Agreement:

“Action” means any claim, action, suit, inquiry, proceeding, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.

“Acquisition Proposal” means any bona fide offer or proposal (other than an offer or proposal by the Buyer or its Affiliates) relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions, other than the transactions contemplated by this Agreement and the Ancillary Agreements, involving the purchase of all or a substantial portion of the value of the Purchased Assets or the Business to a third party. The foregoing notwithstanding, any transaction involving the sale of all or a majority of the capital stock of the Seller, or any business combination involving the Seller and a third party, shall not be deemed an Acquisition Transaction, provided that the Seller or surviving entity remains bound hereunder.

“Adjustment Escrow Amount” means $200,000.

“Adjustment Escrow Fund” means the Adjustment Escrow Amount deposited with the Escrow Agent, as such amount may be increased or decreased as provided in the Escrow Agreement and all interest accrued thereon.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Ancillary Agreements” means the Bill of Sale, the Assumption Agreement, the Assignment of Intellectual Property, the Assignment of Contracts, the Assignment of Leases, the Escrow Agreement, the Transition Services Agreement, the Deed of Transfer (as defined in the Addendum), the German Asset Purchase Agreement, the Key Employee Agreements and all other agreements, documents and instruments required to be delivered by any party pursuant to this Agreement, and any other agreements, documents or instruments entered into mutually by the parties at or prior to Closing in connection with this Agreement or the transactions contemplated hereby.

“Benefit Arrangement” means any employment, consulting, severance or other similar contract, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including any “voluntary employees’ beneficiary association” as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is not a Welfare Plan, Pension Plan or Multiemployer Plan, (ii) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by the Seller or any of its ERISA Affiliates or under which the Seller or any of its ERISA Affiliates may incur any liability and (iii) covers or has covered any employee or former employee of the Seller or any of its ERISA Affiliates (with respect to their relationship with such entities).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

“Business Employees” means all individuals employed by the Seller or any of its Affiliates immediately prior to the Closing Date (including (a) those on military leave and family and medical leave, (b) those on approved leaves of absence, but only to the extent they have reemployment rights guaranteed under federal or state law, under any applicable collective bargaining agreement or under any leave of absence policy of the Seller and (c) those on short-term disability under the Seller’s short-term disability program), whose duties relate exclusively or primarily to the operations of the Business regardless of the company payroll on which such individuals are listed.

“Business Records” means all books, records, ledgers and files or other similar information of the Asset Sellers (in any form or medium) directly related to, or primarily used or held for use in connection with the Business, including all client lists, vendor lists,

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correspondence, mailing lists, revenue records, invoices, advertising materials, brochures, records of operation, standard forms of documents, manuals of operations or business procedures, photographs, blueprints, research files and materials, data books, Intellectual Property disclosures and information, media materials and plates, accounting records and litigation files (but (a) excluding the organization documents, minute and stock record books and corporate seal of any Asset Seller and (b) the portion of such books, records, etc. not directly related to, or primarily used or held for use in connection with the Business).

“Closing Working Capital” means for the Business on a consolidated basis (a) all Current Assets, less (b) all Current Liabilities, of the Business as of the Closing Date prior to giving effect to the Closing and each of the foregoing calculated on a basis consistent with the Working Capital Accounting Principles. For the avoidance of doubt, Closing Working Capital shall not include any Excluded Assets or Excluded Liabilities, any Tax assets or liabilities (including, for the avoidance of doubt, any deferred Tax assets or Liabilities), or any accrued Income Taxes payable.

“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

“Contract” means any contract, agreement, arrangement or understanding, whether written or oral and whether express or implied.

“control”, including the terms “controlled by” and “under common control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Current Assets” means only those types of current assets of the Business set forth under the heading “Current Assets” on Annex I attached hereto that (a) have been properly reflected on the books and records of the Assets Sellers in accordance with GAAP and (b) which would have been properly reflected on a balance sheet of the Business as of the Closing Date prepared in accordance with GAAP had such a balance sheet as of the Closing Date been prepared by the Seller and delivered to the Buyer at the Closing.

“Current Liabilities” means only those types of current liabilities of the Business set forth under the heading “Current Liabilities” on Annex I attached hereto that (a) have been properly accrued on the books and records of the Asset Sellers in accordance with GAAP (and not discharged or paid prior to the Closing) and (b) which would have been properly accrued on a balance sheet of the Business as of the Closing Date prepared in accordance with GAAP had such a balance sheet as of the Closing Date been prepared by the Seller and delivered to the Buyer at the Closing.

“Employee Plans” means all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

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“Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“ERISA Affiliate” means any Person that is (or at any relevant time was) a member of a “controlled group of corporations” with or under “common control” with the Seller as defined in Section 414(b) or (c) of the Code or that is otherwise (or at any relevant time was) required to be treated, together with the Seller, or as the case may be, as a single employer under Sections 414(m) or (o) of the Code.

“Escrow Agent” means JPMorgan Chase Bank, N.A. or its successor under the Escrow Agreement.

“Escrowed Funds” means all amounts in the Adjustment Escrow Fund and the Indemnity Escrow Fund.

“GAAP” means United States, and Italian as to the Italian Business, generally accepted accounting principles and practices as in effect from time to time.

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury).

“Immediate Family”, with respect to any specified Person, means such Person’s spouse, the Parents, children and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home.

“Indemnity Escrow Amount” means $3,795,000.

“Indemnity Escrow Fund” means the Indemnity Escrow Amount deposited with the Escrow Agent, as such sum may be increased or decreased as provided in this Agreement or the Escrow Agreement and all interest accrued thereon.

“Intellectual Property” means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) trade names, trademarks and service marks (registered and unregistered), domain names and other Internet addresses or identifiers, trade dress and similar rights and applications (including intent to use applications) to register any of the foregoing (collectively, “Marks”); (ii) patents and patent applications (collectively, “Patents”); (iii) copyrights (registered and unregistered) and applications for registration (collectively, “Copyrights”); (iv) know-how, inventions, methods, processes, technical data, specifications, research and development information, technology, product roadmaps, customer lists and any other information, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use, excluding any Copyrights or Patents that may cover or protect any of

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the foregoing (collectively, “Trade Secrets”); and (v) moral rights, publicity rights, data base rights and any other proprietary or intellectual property rights of any kind or nature that do not comprise or are not protected by Marks, Patents, Copyrights or Trade Secrets.

“Intellectual Property Licenses” means all licenses, sublicenses and other agreements by or through which other Persons, including Seller’s Affiliates, grant Seller exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used in or necessary for the conduct of the Business as currently conducted.

“Inventory” means all inventory, including raw and packing materials, work-in-progress, finished goods, supplies, parts and similar items related to, used or held for use in connection with the Business.

“Key Employee Agreements” means the agreements by and between (i) the Buyer or any subsidiary of the Buyer to be named by the Buyer, and (ii) each of the Key Employees.

“Key Employees” means each of the following individuals: Joseph Rumiesz, Eileen Berner, Jochen Lagemann and Vanessa Mason.

“knowledge”, with respect to a party, means the actual knowledge of each of the Key Employees, Seller’s Chief Financial Officer and General Counsel and such knowledge as would be imputed to such persons had such person conducted a reasonable inquiry into the nature, status, condition, and circumstance of, surrounding or effecting the Business, the Purchased Assets and/or the Assumed Liabilities.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Authority.

“Leased Real Property” means all real property leased, subleased or licensed to an Asset Seller or which an Asset Seller otherwise has a right or option to use or occupy, and related to, used or held for use in connection with the Business, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing; provided that “Leased Real Property” shall not include any real property of any Asset Seller currently used by or made available to the Business.

“Material Adverse Effect” means any event, change, circumstance, effect or state of facts that is or could reasonably be expected to be, individually or in the aggregate, materially adverse to (i) the business, operations, assets, financial condition, results of operations, or liabilities of the Business, excluding any such change, effect, event or occurrence resulting from (A) general changes, effects, events or occurrences in business, industry or economic conditions, (B) general changes, effects, events or occurrences in applicable Law or applicable accounting regulations or principles or interpretations thereof, (C) the announcement by Seller of its intention to sell the Business, (D) the completion of the transactions contemplated by this Agreement, (E) the execution and delivery of this Agreement (including the disclosure of the identity of Purchaser) or any of the Ancillary Agreements, (F) any natural disaster or any acts or threats of terrorism, military action or war or any escalation or worsening thereof or (G) the failure, in and of itself, of the Business to meet any internal or external projections, estimates or

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forecasts, but not including any of the underlying causes thereof, or (ii) the ability of the Seller to perform its obligations under this Agreement or the Ancillary Agreements to which it will be a party or to consummate the transactions contemplated hereby or thereby, including as a consequence of any material impediment, interference or delay.

“Mixed Contract” means all material Contracts to which Seller or any of its Subsidiaries is a party prior to the Closing that inure to the benefit or burden of both the Business as well as the Seller or any of its Subsidiaries, unrelated to the Business.

“Multiemployer Plan” means any “multiemployer plan”, as defined in Section 4001(a)(3) of ERISA, (i) that the Seller or any of its ERISA Affiliates maintains, administers, contributes to or is required to contribute to, or, after September 25, 1980, maintained, administered, contributed to or was required to contribute to, or under which the Seller or any of its ERISA Affiliates may incur any liability and (ii) that covers or has covered any employee or former employee of the Seller or any of its ERISA Affiliates (with respect to their relationship with such entities) or for which the Seller may be responsible.

“Owned Real Property” means all discrete parcels of real property owned by any Asset Seller and primarily related to, used or held for use in connection with the Business, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing; provided that Owned Real Property shall not include the portion of any real property of any Asset Seller currently used by or made available to the Business.

“Pension Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) (i) that any Asset Seller or any of their respective Affiliates, including but not limited to an ERISA Affiliate, maintains, administers, contributes to or is required to contribute to, or, within the five (5) years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which any such entity may incur any liability and (ii) that covers or has covered any Business Employee or any other employee or former employee of the Seller or any of its ERISA Affiliates (with respect to their relationship with such entities) or for which the Seller may be responsible.

“Permits” means all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations issued to, or required to be obtained or maintained by, the Seller by a Governmental Authority with respect to the conduct or operation of the Business as currently conducted or the ownership or use of the Purchased Assets, and all pending applications therefor and amendments, modifications and renewals thereof.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

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“Personal Property” means all machinery, equipment, furniture, furnishings, rolling stock, tools, office supplies, vehicles, computer hardware and other tangible personal property owned or leased by the Asset Sellers and directly related to, or primarily used or held for use in connection with, the Business.

“Prepaid Items” means all credits, cash reserves, prepaid expenses, advance payments, security deposits, escrows and other prepaid items of the Seller arising from or primarily related to the Business.

“Purchase Price” means the Cash Purchase Price, as adjusted, and the Assumed Liabilities.

“Receivables” means all receivables (including accounts receivable, loans receivable and advances) arising directly from or primarily related to the Business, including all receivables arising in respect of: (i) all assets recorded or reflected on the Balance Sheet (including assets such as Contracts to which no value was attributed); (ii) all assets acquired by the Asset Sellers since the date of the Balance Sheet which, had they been held by the Seller on such date, would have been recorded or reflected on the Balance Sheet (including assets such as Contracts to which no value would have been attributed); and (iii) all assets that would be recorded or reflected on a balance sheet of the Business as of the Closing Date prepared in accordance with GAAP, together with any unpaid financing charges accrued on any of the foregoing.

“Related Party”, with respect to any specified Person, means: (i) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (ii) any Person who serves or within the past five (5) years has served as a director, executive officer, partner, member or in a similar capacity of such specified Person; (iii) any Immediate Family member of a Person described in clause (ii); or (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s Immediate Family, more than one percent (1%) of the outstanding equity or ownership interests of such specified Person.

“Return” means any return, declaration, report, statement, information statement or other document required to be filed with respect to Taxes.

“Rights” means all claims, causes of action, rights of recovery and rights of set-off against any Person arising directly from or primarily related to the Business, the Purchased Assets or the Assumed Liabilities, including: (i) all rights under any Seller Contract, including all rights to receive payment for products sold and services rendered thereunder, to receive goods and services thereunder, to assert claims and to take other rightful actions in respect of breaches, defaults and other violations thereof; (ii) all rights under or in respect of any Seller Intellectual Property, including all rights to sue and recover damages for past, present and future infringement, dilution, misappropriation, violation, unlawful imitation or breach thereof, and all rights of priority and protection of interests therein under the laws of any jurisdiction; and (iii) all rights under all guarantees, warranties and indemnities directly arising from or primarily related to the Business, the Purchased Assets or the Assumed Liabilities.

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“Seller Contract” means any Contract directly arising from or primarily related to the Business or the Purchased Assets to which an Asset Seller is a party, under which the Seller may have any rights or by which the Seller, the Business or any of the Purchased Assets may be bound, including all Contracts that in their entirety relate to the operation or conduct of the Business, but excluding any Mixed Contracts.

“Seller Intellectual Property” means all Intellectual Property owned (in whole or in part) by or exclusively licensed to any Asset Seller and primarily related to, used or held for use in connection with the Business.

“Selling Subsidiaries” means (i) Albany International Italia S.r.l., an Italian entity located at Via Stazione 80, 30035 Ballo di Mirano, Venezia, Italy, and (ii) Wurttembergische Filztuchfabrik D. Geschmay GmbH, a German entity located at Im Pfingstwasen 1, 73035 Goppingen, Germany.

“Subsidiary” means, with respect to any Person, any other Person controlled by such first Person, directly or indirectly, through one or more intermediaries.

“Target Closing Working Capital” means $2,000,000.

“Tax” or“Taxes” means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value added, ad valorem, transfer, franchise, estimated, alternative minimum, profits, registration, license, lease, service, service use, withholding, payroll, employment, excise, export, natural resources, environmental, severance, stamp, occupation, premium, property, real property, personal property, intangibles, capital stock, capital gains, net worth, social security, pension insurance contributions, unemployment, disability, payroll, license, employee, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.

“Territory” means the entire world.

“Title IV Plan” means any Pension Plan that is subject to regulation under Title IV of ERISA, 29 U.S.C. § 1301 et seq., other than a Multiemployer Plan.

“Transition Services Agreement” means a services agreement, substantially in the form of Exhibit G hereto, to be executed and delivered by Buyer and Seller at the Closing.

“Welfare Plan” means any “employee welfare benefit plan”, as defined in Section 3(1) of ERISA, (i) that the Seller or any of its ERISA Affiliates maintains, administers, contributes to or is required to contribute to, or under which any such entity may incur any liability and (ii) that covers or has covered any employee or former employee of any such entity (with respect to their relationship with such entities) or for which any such entity may be responsible.

“Working Capital Accounting Principles” means those accounting principles set forth on Annex I to be used in (i) determining what constitutes a Current Asset and a Current Liability and calculating Closing Working Capital.

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Section 1.2            Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition	Location
Addendum	2.5(b)
Agreed-Upon Allocation	2.7(b)
Agreement	Preamble
Arbiter	2.9(a)(iii)
Assignment of Contracts	2.8(b)(v)
Assignment of Intellectual Property	2.8(b)(iii)
Assignment of Leases	2.8(b)(iv)
Assumed Liabilities	2.3
Assumption Agreement	2.8(b)(ii)
Balance Sheet	3.5(b)
Bill of Sale	2.8(b)(i)
Business	Recitals
Business Group Employees	5.7(a)(ii)
Buyer	Preamble
Cash Purchase Price	2.7(a)(i)
CERCLA	3.18(d)
Closing	2.8(a)
Closing Date	2.8(a)
Closing Working Capital Statement	2.9(a)(i)
COBRA	5.1(v)
Competing Business	5.7(a)(i)
Confidential Information	5.12(b)
Core Representations	8.1(a)(1)
Customer	5.7(a)(iii)
Disclosure Schedules	Article III
Downward Adjustment Amount	2.9(a)(ii)
Environmental Laws	3.18(d)
Environmental Permits	3.18(d)
Escrow Agreement	2.8(b)(vi)
Excluded Assets	2.2
Excluded Liabilities	2.4
Financial Statements	3.5(a)
German Asset Purchase Agreement	2.8(e)
German Purchasing Subsidiary	2.8(e)
Group Health Plan	5.11(d)
Hazardous Substances	3.18(d)
Indemnified Party	8.4(a)
Indemnifying Party	8.4(a)
Interim Financial Statements	3.5(a)
Italian Business	2.5(a)
Italian Purchasing Subsidiary	2.5(a)
Joyce Confidentiality Agreement	5.6(b)

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Losses	8.2
Material Contracts	3.19(a)
Merger Control Filings	5.2(a)
Net Losses	8.4(c)
Official Fees	3.14(e)
Outside Date	9.1(c)
Parent	Preamble
Permitted Encumbrances	3.4(a)
Purchased Assets	2.1
Release	3.18(d)
Representatives	5.2(a)
Seller	Preamble
Seller Registered IP	3.14(e)
Tangible GIS Assets	3.13(c)
Third Party Claim	8.4(a)
Transfer Taxes	6.1
Transferring Employees	5.11(b)
WARN Act	3.10(c)

Section 1.3            Accounting Terms.

For purposes of this Agreement, all accounting terms not otherwise defined herein have the meanings assigned to them in conformity with GAAP.

Section 1.4            Other Definitional Provisions.

(a)                Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular and vice versa. The term “including” is not limiting, and the words “hereof,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “Sections,” “Exhibits” and “Schedules” are to Sections, Exhibits and Schedules, respectively, of this Agreement, unless otherwise specifically provided. Terms defined herein may be used in the singular or the plural. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. The word “day” means calendar day unless the context indicates otherwise.

(b)               Accounting principles and practices are “consistently applied” when the accounting principles and practices observed in a current period are comparable in all material respects to the accounting principles and practices applied in the preceding period.

(c)                Any representations or warranties concerning the enforceability of agreements shall in all cases be limited by the effects of bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights and remedies of creditors, and the effects of general principles of equity, whether applied by a court of law or equity.

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(d)               Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement.

Article II
PURCHASE AND SALE

Section 2.1            Purchase and Sale of Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall, and shall cause the Selling Subsidiaries to, sell, assign, transfer, convey and deliver to the Buyer, and the Buyer, in reliance on the representations, warranties and covenants of the Seller contained herein, shall purchase from the Asset Sellers, all of the Asset Sellers’ right, title and interest, direct or indirect, in and to all assets, properties and rights of every nature, kind and description, whether tangible or intangible, real, personal or mixed, accrued or contingent (including goodwill), wherever located and whether now existing or hereafter acquired prior to the Closing Date, primarily or exclusively related to, used or held for use in connection with the Business, as the same shall exist on the Closing Date, whether or not carried or reflected on or specifically referred to in the Seller’s books or financial statements or in the Schedules hereto, other than the Excluded Assets (collectively, the “Purchased Assets”), in each case free and clear of any Encumbrances other than Permitted Encumbrances, including all of the Asset Sellers’ right, title and interest in and to the following:

(a)                all assets recorded or reflected on the Balance Sheet (including assets such as Contracts to which no value was attributed);

(b)               all assets acquired by the Seller since the date of the Balance Sheet which, had they been held by the Seller on such date, would have been recorded or reflected on the Balance Sheet (including assets such as Contracts to which no value would have been attributed), including, but not limited to, those set forth on Schedule 2.1(b);

(c)                all assets that would be recorded or reflected on a balance sheet of the Business as of the Closing Date prepared in accordance with GAAP, including, but not limited to, those set forth on Schedule 2.1(c);

(d)               all Receivables;

(e)                all Seller Contracts, including but not limited to those Contracts set forth on Schedule 2.1(e);

(f)                all Seller Intellectual Property, including but not limited to Intellectual Property set forth on Schedule 2.1(f);

(g)               all rights in respect of all Leased Real Property, including but not limited to all Leased Real Property set forth on Schedule 2.1(g);

(h)               all Personal Property, including but not limited to all Personal Property set forth on Schedule 2.1(h);

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(i)                 all Inventory, including but not limited to all Inventory set forth on Schedule 2.1(i);

(j)                 all Business Records;

(k)               all Permits, including but not limited to all Permits set forth on Schedule 2.1(k);

(l)                 all Prepaid Items, including but not limited to all Prepaid Items set forth on Schedule 2.1(l);

(m)             all Rights;

(n)               without duplication of any of the foregoing, all of the assets listed on Schedule 2.1(n); and

(o)               the goodwill and going concern value and other intangible assets, if any, arising from or related to the Business.

Section 2.2            Excluded Assets. Notwithstanding anything contained in Section 2.1 to the contrary, the Seller is not selling, and the Buyer is not purchasing, any of the following assets of the Seller, all of which shall be retained by the Seller (collectively, the “Excluded Assets”):

(a)                all of the Seller’s cash and cash equivalents;

(b)               all Mixed Contracts;

(c)                all of the assets the use of which is being provided to the Buyer pursuant to the Transition Services Agreement;

(d)               all of the assets listed on Schedule 2.2(d); and

(e)                all rights of the Seller under this Agreement and the Ancillary Agreements.

Section 2.3            Assumed Liabilities. In connection with purchase and sale of the Purchased Assets pursuant to this Agreement, at the Closing, the Buyer shall assume the following liabilities and obligations of the Asset Sellers related to the Business (the “Assumed Liabilities”):

(a)                all of the Current Liabilities;

(b)               all liabilities of the Seller under the Seller Contracts to be performed on or after, or in respect of periods following, the Closing Date;

(c)                all liabilities arising from the operation of the Business and the use of the Purchased Assets from and after the Closing Date;

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(d)               all liability for 2012 management bonuses, such bonuses to be determined as set forth in Section 2.3(c) of the Disclosure Schedule;

(e)                all liabilities to any Business Employee for any accrued or earned benefits to the extent related to incentives and sales commissions pursuant to any employment agreements, which benefits are unpaid and are not paid or payable before the Closing Date, other than any incentive or commission earned in connection with the transactions contemplated by this Agreement; and

(f)                all liabilities to any Business Employee in Italy or Germany for severance entitlements arising under local law or each such employee’s employment contract, and earned or accrued through the Closing Date.

Section 2.4            Excluded Liabilities. Notwithstanding the provisions of Section 2.3 or any other provision of this Agreement, any Annex, Schedule or Exhibit hereto or any Ancillary Agreement to the contrary, and regardless of any disclosure to the Buyer, except for the Assumed Liabilities, the Buyer shall not assume or be obligated to pay, perform or otherwise discharge (and the Seller shall retain, pay, perform or otherwise discharge without recourse to the Buyer) any liabilities or obligations of an of the Asset Sellers of any kind, character or description whatsoever, whether direct or indirect, known or unknown, absolute or contingent, matured or unmatured, and currently existing or hereinafter arising (the “Excluded Liabilities”), including the following:

(a)                all Taxes of the Seller and its Affiliates, including without limitation all Taxes arising from or with respect to the Purchased Assets or the operation of the Business that are incurred in or attributable to any period, or any portion of any period, ending on or prior to the Closing Date;

(b)               any liability pursuant to any Environmental Law arising from or related to any action, event, circumstance or condition occurring or existing on or prior the Closing Date;

(c)                any liability not expressly assumed by the Buyer pursuant to Section 5.11 arising in respect of or relating to Business Employees or any Employee Plan;

(d)               any indebtedness for borrowed money or guarantees thereof outstanding as of the Closing Date, except for trade payables incurred in the ordinary course of business and directly related to the Business or the Purchased Assets;

(e)                any liability arising from or related to any breach, failure to perform, torts related to the performance of, violations of Law, infringements or indemnities under, guaranties pursuant to and overcharges or underpayments under, any Seller Contract prior to the Closing Date;

(f)                any liability arising from or related to any compliance or noncompliance prior to the Closing Date with any Law applicable to the Seller, the Business or the Purchased Assets;

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(g)               any liability arising from or related to any Action against the Seller, the Business or the Purchased Assets pending as of the Closing Date or based upon any action or event occurring prior to the Closing Date;

(h)               any liability incurred by the Seller or any Person other than the Buyer arising out of or relating to the negotiation and preparation of this Agreement and the Ancillary Agreements (including fees and expenses payable to all attorneys and accountants, other professional fees and expenses and bankers’, brokers’ or finders’ fees for persons not engaged by the Buyer); and

(i)                 any liability or obligation relating to an Excluded Asset.

Section 2.5            Transfer of Italian Assets.

(a)                The Seller (also on behalf of the Italian Selling Subsidiary), the Parent and the Buyer (also on behalf of the Italian purchasing entity to be incorporated, the “Italian Purchasing Subsidiary”), acknowledge and agree that the Italian leg of the transaction contemplated by this Agreement constitutes a transfer of business (ramo d’azienda) for Italian legal and Tax purposes, whereby the Italian Selling Subsidiary shall transfer the PrimaLoft business carried out in Italy and qualifying as a business (ramo d’azienda) (the “Italian Business”) to the Italian Purchasing Subsidiary.

(b)               The Addendum to the Asset Purchase Agreement attached hereto as Exhibit I (the “Addendum”) has the purpose to set forth the specific actions and legal discipline that shall govern the transfer of the Italian Business. It is understood that in case of inconsistency between the provisions of the Addendum and those of this Agreement, the former shall prevail, while the provisions of this Agreement and of the Addendum shall prevail on the provisions contained in the Deed of Transfer (as defined in the Addendum).

Section 2.6            Consents and Waivers; Further Assurances.

(a)                Nothing in this Agreement or the Ancillary Agreements shall be construed as an agreement to assign any Seller Contract, Permit, Right or other Purchased Asset that by its terms or pursuant to applicable Law is not capable of being sold, assigned, transferred or delivered without the consent or waiver of a third party or Governmental Authority unless and until such consent or waiver shall be given. The Seller shall use its reasonable best efforts, and the Buyer shall cooperate reasonably with the Seller, to obtain such consents and waivers and to resolve the impediments to the sale, assignment, transfer or delivery contemplated by this Agreement or the Ancillary Agreements and to obtain any other consents and waivers necessary to convey to the Buyer all of the Purchased Assets. In the event any such consents or waivers are not obtained prior to the Closing Date, the Seller shall continue to use its reasonable best efforts to obtain the relevant consents or waivers until such consents or waivers are obtained, and the Seller will cooperate with the Buyer in any lawful and economically feasible arrangement to provide that the Buyer shall receive the interest of the Seller in the benefits under any such Seller Contract, Permit, Right or other Purchased Asset, including performance by the Seller, if economically feasible, as agent; provided that the Buyer shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent the Buyer would have

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been responsible therefor hereunder if such consents or waivers had been obtained. Nothing in this Section 2.6(a) shall affect the Buyer’s right to terminate this Agreement under and to the extent provided in Section 9.1 in the event that any consent or waiver as described herein is not obtained.

(b)               From time to time, whether before, at or following the Closing, the Seller and the Buyer shall execute, acknowledge and deliver all such further conveyances, notices, assumptions and releases and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to the Buyer all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to the Buyer under this Agreement and the Ancillary Agreements and to assure fully to the Seller the assumption of the liabilities and obligations intended to be assumed by the Buyer pursuant to this Agreement and the Ancillary Agreements, and to otherwise make effective as promptly as practicable the transactions contemplated hereby and thereby.

Section 2.7            Purchase Price; Allocation of Purchase Price.

(a)                Subject to the terms and conditions of this Agreement, the purchase price for the Purchased Assets is payable as follows:

(i)                 at the Closing, the Parent shall pay to the Asset Sellers, by wire transfer to a bank account designated in writing by the Asset Sellers to the Parent at least two (2) Business Days prior to the Closing Date, an amount equal to $37,950,000 (thirty-seven million nine-hundred fifty-thousand dollars) (the “Cash Purchase Price”), less the Adjustment Escrow Amount and less the Indemnity Escrow Amount in immediately available funds in United States dollars; and

(ii)               the Buyer shall assume the Assumed Liabilities at the Closing.

(b)               The allocation of the Purchase Price shall be as set forth on Schedule 2.7(b) hereof (the “Agreed-Upon Allocation”). The Agreed-Upon Allocation shall be modified as appropriate and consistent with the principles of Schedule 2.7(b) to reflect adjustments pursuant to this Agreement and pursuant to the Escrow Agreement. Each of the Parent, Buyer, Seller and each of their respective Affiliates shall (i) be bound by the Agreed-Upon Allocation for purposes of determining any Taxes, and (ii) prepare and file, and cause its Affiliates to prepare and file, its Returns on a basis consistent with the Agreed-Upon Allocation. None of the Parent, Buyer, Seller or their respective Affiliates shall take any position inconsistent with the Agreed-Upon Allocation, in any Return, in any Tax refund claim, in any Tax litigation or administrative proceeding, or otherwise unless required by final determination by an applicable Taxation authority. In the event that the Agreed-Upon Allocation is disputed by any Taxation authority, the party receiving notice of the dispute shall promptly notify the other party hereto, and Buyer, Seller and the Parent agree to cooperate in good faith to defend such Agreed-Upon Allocation in any audit or similar proceeding.

Section 2.8            Closing.

(a)                The sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”)

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to be held at the offices of Bingham McCutchen LLP, counsel to Buyer, located at One Federal Street, Boston, Massachusetts 02110, at 10:00 A.M. on a date no later than the third (3rd) Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), or at such other place or at such other time or on such other date as the Seller and the Buyer mutually may agree in writing. The day on which the Closing takes place is referred to as the “Closing Date”.

(b)               At the Closing, the Seller shall deliver or cause to be delivered to the Buyer the following documents:

(i)                 a bill of sale for the Purchased Assets, substantially in the form of Exhibit A (the “Bill of Sale”), duly executed by the Seller;

(ii)               a counterpart of the Assumption Agreement, substantially in the form of Exhibit B (the “Assumption Agreement”), duly executed by the Seller;

(iii)             an instrument of assignment of Seller Intellectual Property, substantially in the form of the Trademark Assignment attached hereto as Exhibit C-1 and the Patent Assignment attached hereto as Exhibit C-2 (the “Assignment of Intellectual Property”) and such other instruments of assignment of Seller Intellectual Property as required to transfer such Seller Intellectual Property in local jurisdictions, each duly executed by the Seller;

(iv)             an instrument of assignment of all leases relating to the Leased Real Property, substantially in the form of Exhibit D (the “Assignment of Leases”), duly executed by the Seller;

(v)               an instrument of assignment of Seller Contracts, substantially in the form of Exhibit E (the “Assignment of Contracts”), duly executed by the Seller;

(vi)             a counterpart of the Escrow Agreement, substantially in the form of Exhibit F (the “Escrow Agreement”), duly executed by the Seller and the Escrow Agent;

(vii)           a counterpart of the Transition Services Agreement, substantially in the form of Exhibit G, duly executed by the Seller;

(viii)         duly executed Key Employee Agreements; as to the Key Employee Agreement to be entered into with the employee based in Germany, the Key Employee Agreement shall include a waiver by the relevant employee regarding such Key Employee’s right to object to the transfer of its employment pursuant to section 613a paragraph 6 of the German Civil Code;

(ix)             evidence, reasonably satisfactory to Buyer, that, prior to the Closing, the Seller has obtained the third party consents and/or waivers required to sell and assign pursuant to this Agreement the Contracts listed on Schedule 7.3(b);

(x)               certified copies of the certificate of incorporation and bylaws of the Seller;

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(xi)             certified resolutions of the Board of Directors of the Seller authorizing the transactions contemplated by this Agreement and the Ancillary Agreements;

(xii)           a duly executed certificate of the secretary of the Seller as to incumbency and specimen signatures of officers of the Seller executing this Agreement and the Ancillary Agreements;

(xiii)         a duly executed certificate of an executive officer of the Seller certifying the fulfillment of the conditions set forth in Section 7.3(a)

;

(xiv)         an opinion of counsel for the Seller, dated the Closing Date, substantially in the form of Exhibit H; and

(xv)           such other bills of sale, assignments and other instruments of assignment, transfer or conveyance, in form and substance reasonably satisfactory to the Buyer, as the Buyer may reasonably request or as may be otherwise necessary or desirable to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to the Buyer and to put the Buyer in actual possession or control of the Purchased Assets, duly executed by the Seller.

(c)                At the Closing, the Buyer and/or Parent shall deliver or cause to be delivered to the Seller the following documents:

(i)                 a counterpart of the Assumption Agreement, duly executed by the Buyer;

(ii)               a counterpart of the Escrow Agreement, duly executed by the Buyer;

(iii)             a counterpart of the Transition Services Agreement, duly executed by the Buyer;

(iv)             certified copies of the certificate of incorporation and bylaws of the Buyer;

(v)               certified resolutions of the Board of Directors of the Buyer authorizing the transactions contemplated by this Agreement and the Ancillary Agreements;

(vi)             a duly executed certificate of the secretary of the Buyer as to incumbency and specimen signatures of officers of the Buyer executing this Agreement and the Ancillary Agreements;

(vii)           a duly executed certificate of an executive officer of the Buyer certifying the fulfillment of the conditions set forth in Section 7.2(a); and

(viii)         such other documents and instruments, in form and substance reasonably satisfactory to the Seller, as the Seller may reasonably request or as may be otherwise

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necessary or desirable to evidence and effect the assumption by the Buyer of the Assumed Liabilities, duly executed by the Buyer.

(d)               At the Closing, the Seller shall cause the Italian Selling Subsidiary, and the Buyer shall cause the Italian Purchasing Subsidiary, to execute and deliver the Deed of Transfer (as defined in the Addendum), subject to the conditions contained in Section 7.3(f) of this Agreement and in the Addendum.

(e)                At the Closing, the Seller shall cause the German Selling Subsidiary, and the Buyer shall cause the German purchasing entity to be incorporated, the “German Purchasing Subsidiary”), to execute and deliver the German Asset Purchase Agreement attached hereto as Exhibit J (the “German Asset Purchase Agreement”).

Section 2.9            Adjustment of Cash Purchase Price.

(a)                Following the Closing, the Cash Purchase Price shall be adjusted as provided herein to reflect the difference, if any, between Closing Working Capital and Target Closing Working Capital.

(i)                 Promptly following the Closing Date (and in any event within ninety (90) days of such date), the Buyer shall cause to be prepared as of the Closing Date and shall deliver to Seller a statement of Closing Working Capital as of the open of business on the Closing Date (the “Closing Working Capital Statement”), prepared in accordance with GAAP and consistent with the preparation of the Financial Statements, and shall not include any changes in assets or liabilities as a result of accounting adjustments arising from or resulting as a consequence of the transactions contemplated by this Agreement.

(ii)               If the Closing Working Capital as calculated from the Closing Working Capital Statement as finally determined pursuant to Section 2.9(a)(iii) is less than the Target Closing Working Capital, then, no later than five (5) Business Days after the final determination of Closing Working Capital in accordance with Section 2.9(a)(iii), Seller shall pay to the Parent an amount equal to the absolute amount of any such shortfall (the “Downward Adjustment Amount”). In the event of a Downward Adjustment Amount, the Parent shall deliver written notice to the Escrow Agent and the Seller specifying the amount of such adjustment, and the Escrow Agent shall pay the Downward Adjustment Amount out of the Adjustment Escrow Fund to the Parent in accordance with the terms of the Escrow Agreement. In the event that the Adjustment Escrow Fund is insufficient to cover the full amount of the Downward Adjustment Amount, then the Escrow Agent shall distribute the entire Adjustment Escrow Fund to the Parent as provided in the Escrow Agreement, and the Seller, on or prior to the same date as the Escrow Agent distributes the Adjustment Escrow Fund to the Parent pursuant to the Escrow Agreement, shall pay an amount to the Parent equal to the amount of such deficiency. In the event that the Seller shall fail to pay the amount of such deficiency within the time period specified in the immediately preceding sentence, the Parent may deliver written notice to the Escrow Agent and the Seller specifying such amount, and the Escrow Agent shall pay such amount out of the Indemnity Escrow Fund to the Parent in accordance with the terms of the Escrow Agreement; and the Seller (i) shall promptly restore the Indemnity Escrow Fund to the extent any funds are so paid and (ii) shall remain liable in the event the Indemnity

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Escrow Fund is insufficient to cover the amount of such deficiency. No failure on the part of the Parent to deliver a notice as specified in the immediately preceding sentence shall relieve the Seller of the obligation to pay the amount of such deficiency to the Parent. In the event that the amount of funds in the Adjustment Escrow Fund exceeds the amount of the Downward Adjustment Amount provided for in this Section 2.9(a)(ii), then the Escrow Agent, after paying the Downward Adjustment Amount to the Parent as provided herein, shall pay the remaining amount of funds in the Adjustment Escrow Fund to the Seller.

(iii)             The Closing Working Capital Statement (and the applicable computation of Closing Working Capital indicated thereon) delivered by Buyer to the Seller shall be conclusive and binding upon the parties unless the Seller, within forty-five (45) days following receipt by the Seller of the Closing Working Capital Statement, notifies Buyer and the Parent in writing that the Seller disputes any of the amounts set forth therein, specifying the nature and amount of the dispute and the basis therefore. The parties shall in good faith attempt to resolve any dispute and, if the parties so resolve all disputes, the Closing Working Capital Statement (and the applicable computation of the Closing Working Capital indicated thereon), as amended to the extent necessary to reflect the resolution of the dispute(s), shall be conclusive and binding on the parties. If the parties do not reach agreement in resolving the dispute(s) within forty-five (45) days after notice is given by the Seller to Buyer and the Parent pursuant to the second preceding sentence, the parties shall submit the remaining dispute(s) to the New York, New York office of the accounting firm of KPMG or, if no partner at such firm will act, to a partner at such other internationally recognized independent accounting firm selected by the Parent and the Seller (the “Arbiter”), for resolution. If the parties cannot agree on the selection of a partner at an independent accounting firm to act as Arbiter, the parties shall request the American Arbitration Association to appoint such a person, and such appointment shall be conclusive and binding on the parties. Promptly, but no later than sixty (60) days after acceptance of his or her appointment as Arbiter, the Arbiter shall determine (it being understood that in making such determination, the Arbiter shall be functioning as an expert and not as an arbitrator), based solely on written submissions by Parent and the Seller made within thirty (30) days after selection, and not by independent review, only those issues in dispute(s) and shall render a written report as to the resolution of the dispute(s) and the resulting computation of the applicable Closing Working Capital and any disputed components thereof, which shall be conclusive and binding on the parties. All proceedings conducted by the Arbiter shall take place in The City of New York. In resolving any disputed item, the Arbiter (i) shall be bound by the provisions of this Section 2.9 and (ii) may not assign a value to any item greater than the greatest value for such items claimed by either party or less than the smallest value for such items claimed by either party. The fees, costs and expenses of the Arbiter shall be allocated to and borne by Buyer and the Seller based on the inverse of the percentage that the Arbiter’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Arbiter. For example, should the items in dispute total in amount to $1,000 and the Arbiter awards $600 in favor of the Seller’s position, sixty percent (60%) of the costs of its review would be borne by Buyer and forty percent (40%) of the costs would be borne by the Seller.

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Article III
REPRESENTATIONS AND WARRANTIES
OF THE SELLER

Except as set forth in the corresponding sections or subsections of the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”) (each of which shall qualify only the specifically identified Sections or subsections hereof to which such Disclosure Schedules relates and shall not qualify any other provision of this Agreement or any Ancillary Agreement), the Seller hereby represents and warrants to the Buyer and the Parent as follows:

Section 3.1            Organization and Qualification. The Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Each of the other Asset Sellers is duly organized or formed, validly existing and, to the extent applicable in such jurisdiction, in good standing under the Laws of the jurisdiction of its incorporation. Each of the Asset Sellers has full corporate power and authority to own, lease and operate the Purchased Assets and to carry on the Business as it is now being conducted. The Asset Sellers are each duly qualified or licensed as a foreign corporation to do business, and in good standing, in each jurisdiction where the ownership or operation of the Purchased Assets or the conduct of the Business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.2            Authority. The Seller and each of the other Asset Sellers has (or, in the case of the Ancillary Agreements to be executed hereafter, will have) full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Asset Seller of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by each of them of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action. This Agreement has been, and upon their execution each of the Ancillary Agreements to which any of them will be a party will have been, duly executed and delivered by each Asset Seller. This Agreement constitutes, and upon their execution each of the Ancillary Agreements to which any Asset Seller will be a party will constitute, the legal, valid and binding obligations of such Asset Seller, enforceable against it in accordance with their respective terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 3.3            No Conflict; Required Filings and Consents.

(a)                The execution, delivery and performance by any Asset Seller of this Agreement and each of the Ancillary Agreements to which each Asset Seller will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i)                 conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of such Asset Seller;

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(ii)               conflict with or violate any Law applicable to such Asset Seller, the Business or any of the Purchased Assets or by which such Asset Seller, the Business or any of the Purchased Assets may be bound or affected, except for such violations as would not, in the aggregate, be reasonably expected to result in a Material Adverse Effect; or

(iii)             except as set forth in Section 3.3 of the Disclosure Schedules, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of the Seller or the Business under, or result in the creation of any Encumbrance, other than Permitted Encumbrances, on any of the Purchased Assets pursuant to, any note, bond, mortgage, indenture, lease, license, permit, franchise, or Material Contract to which any Asset Seller is a party and by which any Asset Seller, the Business or the Purchased Assets may be bound or affected.

(b)               The Seller is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements to which it will be a party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of or affecting the Business or the Purchased Assets, except for applicable reporting requirements of the Securities Exchange Act of 1934 and, if applicable, any filings required to be made under (i) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or (ii) any similar merger control or anti-trust statutes in any other applicable jurisdiction, and the rules and regulations promulgated thereunder.

Section 3.4            Title to Assets; Sufficiency of Assets.

(a)                The Seller and each of the applicable Asset Sellers has good and valid title to or a valid leasehold interest in all of the Purchased Assets, free and clear of any Encumbrance, other than (i) liens for current Taxes and assessments not yet past due, or which are being contested in good faith and by appropriate proceedings, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ and similar liens arising in the ordinary course of business consistent with past practice of the Business, (iii) any such matters of record, Encumbrances and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the conduct of the Business as currently conducted, and (iv) licenses of intellectual property granted to customers of, distributors for or suppliers of products and services to, the Business in the ordinary course of business consistent with past practice and such licenses are being sold and transferred pursuant to this Agreement (collectively, “Permitted Encumbrances”). The delivery to the Buyer of the Bill of Sale and other instruments of assignment, conveyance and transfer pursuant to this Agreement and the Ancillary Agreements will transfer to the Buyer good and valid title to or a valid leasehold interest in all of the Purchased Assets, free and clear of any Encumbrance other than Permitted Encumbrances.

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(b)               The Purchased Assets, together with the rights and services granted pursuant to the Ancillary Agreements, constitute all of the assets, properties and rights necessary and sufficient for the conduct and operation of the Business as currently conducted.

Section 3.5            Financial Statements; No Undisclosed Liabilities.

(a)                True and complete copies of the balance sheet of the Business as at December 31, 2009, December 31, 2010, December 31, 2011 and the related profit and loss statements of the Business (collectively referred to as the “Financial Statements”) and the balance sheet of the Business as at March 31, 2012, and the related statements of profit and loss (collectively referred to as the “Interim Financial Statements”) are attached hereto as Section 3.5(a) of the Disclosure Schedules. Except as set forth in Section 3.5 of the Disclosure Schedules, each of the Financial Statements and the Interim Financial Statements (i) have been derived from, and prepared in accordance with, the books and records of the Seller pertaining to the Business in all material respects, (ii) have been prepared, in all material respects, in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) fairly present, in all material respects, the financial position and results of operations of the Business as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material.

(b)               Except as and to the extent adequately accrued or reserved against in the balance sheet of the Business as at March 31, 2012 (such balance sheet, the “Balance Sheet”), the Seller does not have any material liability or obligation of any nature arising out of, relating to or affecting the Business, whether accrued, absolute, contingent or otherwise, whether known or unknown and whether or not required by GAAP to be reflected in a balance sheet of the Business or disclosed in the notes thereto, except for liabilities and obligations (i) incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet and permitted under Section 5.1, (ii) were incurred under this Agreement or contemplated to be incurred under the Ancillary Agreements, and (iii) expressly set forth in Section 3.5(b) of the Disclosure Schedules.

(c)                The books of account and financial records of the Seller pertaining to the Business are true and correct in all material respects and have been prepared and are maintained in accordance with sound accounting practice.

Section 3.6            Absence of Certain Changes or Events. Since the date of the Balance Sheet and other than in the ordinary course of business consistent with past practice, there has not been any:

(a)                event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)               material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;

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(c)                material change in cash management practices and policies, practices and procedures with respect to collection of Receivable, establishment of reserves for uncollectible Receivable, accrual of Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(d)               entry into any Contract that would constitute a Material Contract, unless disclosed in Section 3.6(d) of the Disclosure Schedule;

(e)                incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(f)                transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet, except for the sale of Inventory in the ordinary course of business;

(g)               cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets;

(h)               transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Seller Intellectual Property;

(i)                 material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(j)                 acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit;

(k)               material capital expenditures which would constitute an Assumed Liability;

(l)                 imposition of any Encumbrance upon any of the Purchased Assets, other than Permitted Encumbrances;

(m)             except as described in Section 3.6(m) of the Disclosure Schedule, (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any employees, independent contractors or consultants of the Business, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee of the Business or any termination of any employees for which the aggregate costs and expenses exceed $5,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any employee, officer, director, consultant or independent contractor of the Business;

(n)               except as described in Section 3.6(n) of the Disclosure Schedule, adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, independent contractor or consultant of the Business,

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(ii) Benefit Plan, or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(o)               any loan to (or forgiveness of any loan to), or entry into any other transaction with, any employees of the Business;

(p)               adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(q)               purchase, lease or other acquisition of the right to own, use or lease any property or assets for use directly or primarily in connection with the Business for an amount in excess of $50,000, individually (in the case of a lease, per annum) or $150,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory or supplies in the ordinary course of business consistent with past practice;

(r)                 any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.7            Compliance with Law; Permits.

(a)                The Seller is, and at all times prior to the date hereof, has been, in compliance in all material respects with all Laws applicable to in connection with the conduct or operation of the Business and the ownership or use of the Purchased Assets. Neither the Seller nor any of its executive officers has received during the past five (5) years, nor to the knowledge of the Seller is there any reasonable basis for, any notice, order, complaint or other communication from any Governmental Authority that the Seller is not in compliance in all material respects with any such Laws and, to Seller’s knowledge, no such notice, order or complaint is threatened or pending.

(b)               Section 3.7(b) of the Disclosure Schedules sets forth a true and complete list of all Permits necessary for the Seller to own, lease and operate the Purchased Assets and to carry on the Business in all material respects as currently conducted. The Seller is and has been in compliance in all material respects with all such Permits. No suspension, cancellation, modification, revocation or nonrenewal of any Permit is pending or, to the knowledge of the Seller, threatened. All Permits may be transferred in accordance with applicable Law and assigned to the Buyer.

(c)                Neither the Seller nor any director, officer, agent, employee or other Person acting on its behalf in connection with the Business or the Purchased Assets has used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to, or on behalf of, governmental officials or others or accepted or received any unlawful contributions, payments, gifts or expenditures.

Section 3.8            Litigation. Except as set forth on Section 3.8 of the Disclosure Schedules, there is no Action (except for any Actions commenced by Persons other than Governmental

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Authorities that could not reasonably be expected to result in a liability or loss in respect of the Business or the Purchased Assets of more than $100,000 individually or in the aggregate) pending or, to the knowledge of the Seller, threatened in connection with the Business or the Purchased Assets or the Seller’s ownership or operation thereof, nor to the knowledge of the Seller is there any reasonable basis for any such Action. Except as set forth on Section 3.8 of the Disclosure Schedules, there is no Action pending or, to the knowledge of the Seller, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Ancillary Agreements. Except as set forth on Section 3.8 of the Disclosure Schedules, there is no outstanding order, writ, judgment, injunction, decree, determination or award of, or pending or, to the knowledge of the Seller, threatened investigation by, any Governmental Authority relating directly or primarily to the Business, the Purchased Assets, the Seller’s ownership or operation thereof or the transactions contemplated by this Agreement or the Ancillary Agreements. There is no Action by the Seller pending, or which the Seller has commenced preparations to initiate, against any other Person in connection with the Business or the Purchased Assets.

Section 3.9            Employee Benefit Plans.

(a)                Section 3.9(a) of the Disclosure Schedules sets forth a complete and accurate list of the names of all current Business Employees and independent contractors or consultants of the Business, as of the date hereof, specifying their position and description of the areas of responsibility with respect to the Business, and their age, date of hire, annual base compensation, commission, bonus or other incentive-based compensation, fringe benefits, business location, and identifying which Business Employees are currently receiving long-term or short-term disability benefits or are absent from active employment on pregnancy, the Parental or adoption leave and their anticipated dates of return to active employment. Except as set forth on Section 3.9(a) of the Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions and bonuses payable to employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Seller or any of its Affiliates with respect to any such compensation, commissions or bonuses.

(b)               Section 3.9(b) of the Disclosure Schedules sets forth a true and complete list of all Employee Plans that cover any Business Employee, independent contractor or consultant of the Business, except for offer letters, employment agreements or other commitments for employment listed on Section 3.9(b)(ii) of the Disclosure Schedules and that do not deviate in any material way from the standard form template, agreement or arrangement maintained in the applicable jurisdiction. True and complete copies of each of the following documents have been delivered by the Seller to the Buyer:

(i)                 each Welfare Plan, Pension Plan and Multiemployer Plan that covers any Business Employee (and, if applicable, related trust agreements) and all amendments thereto, all written interpretations thereof and written descriptions thereof which have been distributed to the Seller’s employees or participants or beneficiaries in such plan and all annuity contracts or other funding instruments;

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(ii)               each Benefit Arrangement that covers any Business Employee, including written interpretations thereof and written descriptions thereof which have been distributed to any Business Employee or his or her beneficiaries in such Benefit Arrangement and a complete description of any such Benefit Arrangement that is not in writing; and

(iii)             the most recent determination letter issued by the Internal Revenue Service with respect to each Pension Plan that covers any Business Employee.

(c)                Except as set forth in Section 3.9(c) of the Disclosure Schedules:

(i)                 each Pension Plan that covers any Business Employee who is a resident of the United States and each related trust agreement, annuity contract or other funding instrument is qualified and tax exempt under the provisions of Code Sections 401(a) (or 403(a), as appropriate) and 501(a) and has been so qualified during the period from its adoption to date;

(ii)               no Pension Plan of the Seller subject to Title IV of ERISA has been terminated in the past five years; and

(iii)             neither the execution, delivery or performance of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby will result in the acceleration or creation of any rights of any Business Employee under any Employee Plan (including the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any Pension Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement).

Section 3.10        Labor and Employment Matters.

(a)                None of the Seller or any of its Affiliates is a party to any labor or collective bargaining Contract that pertains to any Business Employees. There are no organizing activities or collective bargaining arrangements that could affect the Business pending or under discussion with any Business Employees or any labor organization. There is, and since January 1, 2009 there has been, no labor dispute, strike, controversy, slowdown, work stoppage or lockout pending or, to the knowledge of the Seller, threatened against or affecting the Business or the Seller in connection with the Business, nor to the knowledge of the Seller is there any reasonable basis for any of the foregoing. The Seller has not breached or otherwise failed to comply with the provisions of any collective bargaining or union Contract affecting any Business Employees. There are no pending or, to the knowledge of the Seller, threatened union grievances or union representation questions involving any Business Employees.

(b)               Except in each case for any non-compliance or alleged violation that would not reasonably be expected to have a material impact on the Business, (i) none of the Seller or any of its Affiliates has engaged or is engaging in any unfair labor practice in connection with the Business, and (ii) no unfair labor practice or labor charge or complaint is pending or, to the knowledge of the Seller, threatened with respect to the Business or the Seller in connection with the Business before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority.

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(c)                The Seller is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to or affecting Business Employees or employment practices in connection with the Business. Neither the Seller nor any of its executive officers has received within the past five (5) years any notice of intent by any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Business and, to the knowledge of the Seller, no such investigation is in progress. Except as set forth in Section 3.10(c) of the Disclosure Schedules, since the enactment of the Worker Adjustment and Retraining Notification Act (the “WARN Act”), 29 U.S.C. §§ 2101 et seq., the Seller has not effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Seller related to the Business, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Seller related to the Business, nor has the Seller been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. No Business Employee has suffered an “employment loss” (as defined in the WARN Act) in the past three (3) years.

Section 3.11        Key Employees.

(a)                Section 3.11(a) of the Disclosure Schedules lists the name, place of employment, current annual salary rates, bonuses, deferred or contingent compensation, pension, accrued vacation, “golden parachute” and other like benefits paid or payable (in cash or otherwise) in the past four (4) years, the date of employment and a description of the position and job function of each Key Employee.

(b)               Except as set forth in Section 3.11(b) of the Disclosure Schedules, all officers, management employees and technical and professional employees constituting Business Employees are under written obligation to the Seller to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Seller all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter.

(c)                Section 3.11(c) of the Disclosure Schedules lists the name, place of employment, current annual salary rates, bonuses, deferred or contingent compensation, pension, accrued vacation, “golden parachute” and other like benefits paid or payable (in cash or otherwise), the date of employment and title of each Business Employee as of the date of this Agreement.

(d)               Except as set forth on Section 3.11(d) of the Disclosure Schedules, no Business Employee is entitled to any severance benefit upon termination of such Business Employee’s association with the Seller.

Section 3.12        Real Property. There is no Owned Real Property. Section 3.12 of the Disclosure Schedules sets forth a true and complete list of all Leased Real Property, including with respect to each property, the address and use. All leases of Leased Real Property and all amendments and modifications thereto are in full force and effect, and there exists no default under any such lease by any Asset Seller or any other party thereto, nor any event which, with

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notice or lapse of time or both, would constitute a default thereunder by the Seller or any other party thereto. All leases of Leased Real Property shall remain valid and binding in accordance with their terms following the Closing, or, if the same are assigned to the Buyer under this Agreement, following their assignment to the Buyer at the Closing.

Section 3.13        Personal Property.

(a)                Section 3.13(a) of the Disclosure Schedules sets forth a true and complete list of (i) each item of Personal Property owned by the Seller having an original cost of $10,000 or more and (ii) each lease or other Contract under which the Seller is the lessee of, or holds or operates, any Personal Property owned by a third Person, including, in each case, the expiration date thereof and a brief description of the property covered.

(b)               All of the Personal Property has been maintained in all material respects in accordance with past practice and generally accepted industry practice. Each item of the Personal Property is in all material respects in good operating condition and repair, ordinary wear and tear excepted, and is adequate for the uses to which it is being put. All leased Personal Property is in all material respects in the condition required of such property by the terms of the lease applicable thereto.

(c)                Section 3.13(c) of the Disclosure Schedules sets forth a true and complete list of all laptops, desktops, printers, copiers, faxes, phone equipment, and other communications, computing or information systems equipment used primarily or exclusively by the Business (the “Tangible GIS Assets”).

Section 3.14        Intellectual Property.

(a)                Section 3.14 of the Disclosure Schedules sets forth a true and complete list of all registered and material unregistered Marks, all Patents and all registered Copyrights included in the Seller Intellectual Property, including any pending applications to register any of the foregoing, identifying for each whether it is owned by or exclusively licensed to the Seller.

(b)               No registered Mark identified on Section 3.14 of the Disclosure Schedules has been or is now involved in any opposition or cancellation proceeding and, to the knowledge of the Seller, no such proceeding is or has been threatened with respect to any of such Marks. No Patent identified on Section 3.14 of the Disclosure Schedules has been or is now involved in any interference, reissue or reexamination proceeding and, to the knowledge of the Seller, no such proceeding is or has been threatened with respect thereto any of such Patents.

(c)                The Seller exclusively owns, free and clear of any and all Encumbrances, all Seller Intellectual Property identified on Section 3.14 of the Disclosure Schedules and all other Seller Intellectual Property, except for Seller Intellectual Property that is licensed to the Seller by a third party licensor pursuant to a written license agreement that remains in effect. Since January 1, 2009, the Seller has not received any notice or claim challenging its ownership of any of the Seller Intellectual Property owned (in whole or in part) by the Seller, nor to the knowledge of the Seller is there a reasonable basis for any claim that it does not so own any of such Seller Intellectual Property.

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(d)               The Seller has taken all reasonable steps in accordance with standard industry practices to protect its rights in the Seller Intellectual Property and at all times has maintained the confidentiality of all information that constitutes or constituted a Trade Secret included therein. All toll manufacturers and non-employee third parties who have been provided access to material Trade Secrets of the Business have executed and delivered confidentiality agreements whereby such Persons agrees not to disclose such information or use it for any purpose other than to manufacture for Seller. Each current or former employee, consultant or contractor who has created or invented any Seller Intellectual Property has executed and delivered to the Seller an agreement whereby such Person assigns to the Seller all ownership interest and right in such Intellectual Property. Seller has provided Buyer with true and complete copies of all such agreements. Seller is in full compliance with all legal requirements applicable to the Seller Intellectual Property and Seller’s ownership and use thereof.

(e)                All registered Marks, issued Patents and registered Copyrights identified on Section 3.14 of the Disclosure Schedules (“Seller Registered IP”) are valid and subsisting and, to the knowledge of the Seller, enforceable, and the Seller has not received any notice or claim challenging the validity or enforceability of any Seller Registered IP or alleging any misuse of such Seller Registered IP. The Seller has not taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Seller Registered IP (including the failure to pay any filing, examination, issuance, post registration and maintenance fees, annuities and the like (“Official Fees”) and the failure to disclose any known material prior art in connection with the prosecution of patent applications).

(f)                The development, manufacture, sale, distribution or other commercial exploitation of products, and the provision of any services, by or on behalf of the Business or the Seller in connection with the Business, and all of the other activities or operations of the Business or the Seller in connection with the Business as it is currently conducted, does not infringe upon, misappropriate, violate or constitute the unauthorized use of, any Intellectual Property of any third party, and, except as set forth on Section 3.14(f) of the Disclosure Schedule, the Seller has not, since January 1, 2009, received any notice or claim asserting or suggesting that any such infringement, misappropriation, violation or unauthorized use is or may be occurring or has or may have occurred. Except as set forth on Section 3.14(f) of the Disclosure Schedule, no Seller Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement materially restricting the use or licensing thereof by the Seller or the Business. Except as set forth on Section 3.14(f) of the Disclosure Schedule, to the knowledge of the Seller, no third party is misappropriating, infringing, diluting or violating any Seller Intellectual Property in a material manner.

(g)               Section 3.14(g) of the Disclosure Schedules lists all Intellectual Property Licenses. Seller has provided Buyer with true and complete copies of all such Intellectual Property Licenses. All such Intellectual Property Licenses are valid, binding and enforceable between Seller and the other parties thereto, and Seller and such other parties are in full compliance with the terms and conditions of such Intellectual Property Licenses.

(h)               Section 3.14(h) (i) of the Disclosure Schedules lists all licenses, sublicenses and other agreements pursuant to which Seller grants rights or authority to any

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Person with respect to any Seller Intellectual Property or Intellectual Property Licenses. Except as set forth in Section 3.14(h) (ii) of the Disclosure Schedules, Seller has provided Buyer with true and complete copies of all such agreements. All such agreements are valid, binding and enforceable between Seller and the other parties thereto, and Seller and such other parties are in full compliance with the terms and conditions of such agreements. To Seller’s knowledge, except as set forth on Section 3.14(h) (iii) of the Disclosure Schedule, no Person has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any Seller Intellectual Property or Intellectual Property Licenses.

(i)                 The Seller has not transferred ownership of, or granted any exclusive license with respect to, any material Seller Intellectual Property. Upon the consummation of the Closing, the Buyer shall succeed to all of the Seller’s rights and interest in or under all material Seller Intellectual Property and all other Intellectual Property used or held for use by the Seller in connection with the conduct of the Business that is necessary for the conduct of the Business as currently conducted.

Section 3.15        Receivables. All Receivables represent or will represent bona fide and valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing, as of the Closing Date, all Receivables will be current and collectible net of the respective reserves shown on the Balance Sheet (which reserves are adequate and calculated consistent with past practice. Subject to such reserves, each Receivable either has been or will be collected in full, without any set-off, within one hundred eighty (180) days after the day on which it first becomes due and payable. No bankruptcy, insolvency or similar proceedings have been commenced by or against any obligor of any such Receivables.

Section 3.16        Inventory. Section 3.16 of the Disclosure Schedules sets forth a list that is true and complete, in all material respects, of all Inventory as of the date of the Balance Sheet, the value thereof and the address at which such Inventory is located. Such Inventory has not been consigned to, or held on consignment from, any third person. Such Inventory and additional items of Inventory arising since the date of the Balance Sheet was acquired and has been maintained in accordance with the regular business practices of the Seller, consists of items of a quality and quantity substantially all of which is usable or saleable in the ordinary course of business, and is valued at prices equal to the lower of cost or realizable value and in accordance with the internal accounting practices of the Seller applied on a basis consistent with the Financial Statements, each consistently applied throughout the periods covered by the Financial Statements, with adequate provisions or adjustments for excess inventory, slow-moving inventory, spoilage and inventory obsolescence and shrinkage. The Inventory (including items of Inventory acquired or manufactured subsequent to the date of the Balance Sheet) consists, and will as of the Closing Date consist, of products of quality and quantity commercially usable and salable at not substantially less than cost in the ordinary course of business, except for any items of obsolete material or material below standard quality, substantially all of which have been written down to realizable market value, or for which adequate reserves have been provided, and, except as described in Section 3.16 of the Disclosure Schedules, the present quantities of all Inventory are reasonable in the present circumstances of the Business and consistent with the average level of Inventory in the past twenty-four (24) months.

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Section 3.17        Taxes.

(a)                Except as set forth on Section 3.17(a) of the Disclosure Schedules, to the extent a breach or inaccuracy of any of the following relates to the conduct of the Business before the Closing Date or the Purchased Assets or could otherwise result in a lien on any of the Purchased Assets or any liability of the Buyer to any Taxation authority or other Person in connection with the conduct of the Business before the Closing Date, the Purchased Assets or the transactions contemplated by this Agreement or the Ancillary Agreements, whether as a result of applicable Law, Contract or otherwise: (i) the Seller has timely paid and will continue to pay all Taxes when the same have become due, and has timely made all deposits required to have been made with respect to any Taxes, (ii) there is no outstanding claim, audit, deficiency, proposed adjustment, litigation proceeding or other examination or proceeding with respect to Taxes, (iii) the Seller knows of no basis for a claim by any governmental authority for Taxes, (iv) the Seller has timely filed all Returns it is required to have filed and will continue to timely file such Returns as they become due, and all Returns filed, or to be filed, by the Seller have been and will be true, correct, and complete, (v) Seller has properly obtained all certifications and made all applicable filings relating to exemptions from Taxes required by Law to have been obtained or made to ensure the applicability of such exemptions, (vi) Seller has collected and timely remitted to the appropriate Taxation authority any and all sales, use, transfer and similar Taxes required to have been collected or has obtained and has on hand documented evidence of each applicable purchaser’s exemption from the payment of such Taxes, and (vii) Seller has not agreed to any extension of time within which to file any Return, which Return has not since been filed, or that extends the period for payment of any Taxes, which Taxes have not yet been paid. There are no liens (other than liens for current Taxes not yet due and payable) for any Taxes on any of the Purchased Assets, and there are no Taxes of the Seller that could form the basis for any lien on any of the Purchased Assets.

(b)               The Seller is not a party to any Contract or plan that has resulted or would result, individually or in the aggregate, in connection with this Agreement or any change of control of the Seller, in the obligation of the Buyer to make any “excess parachute payments” within the meaning of Section 280G of the Code.

(c)                None of the Purchased Assets is property that is required to be treated as owned by another Person pursuant to the “safe harbor lease” provisions of the Code and in effect immediately prior to the enactment of the Tax Reform Act of 1986, and none of the foregoing assets is “tax exempt use property” within the meaning of Section 168(h) of the Code.

(d)               The Purchased Assets do not include any equity interest in any corporation or other entity, and none of the Purchased Assets is a “United States real property interest” within the meaning of Section 897(c)(1)(A) of the Code.

(e)                The Seller has not participated (i) in any “tax shelter” (within the meaning of Section 6111 of the Code (as in effect prior to the enactment of P.L. 108-357 or any comparable Laws of jurisdictions other than the United States)) that relates to the Business or the Purchased Assets or (ii) in any “reportable transaction” (within the meaning of Treasury Regulations Section 1.6011-4(b) or any comparable Laws of jurisdictions other than the United States) that relates to the Business or the Purchased Assets.

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(f)                There are no outstanding rulings of, or requests for rulings by, any Taxation authority addressed to Seller that are, or if issued would be, binding on Seller and that relate to the Business or the Purchased Assets.

(g)               The Seller is in compliance with all terms and conditions of any Tax exemption, Tax holiday, Tax subsidy, Tax credit (or grant in lieu thereof) or other Tax reduction agreement, application, approval or order of any Taxation authority that relates to the Business or the Purchased Assets, and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continuing validity, effectiveness, and availability of any such Tax exemption, Tax holiday, Tax subsidy, Tax credit (or grant in lieu thereof), or other Tax reduction agreement, application, approval or order that relates to the Business or the Purchased Assets or otherwise result in the termination or recapture of any such Tax exemption, Tax holiday, Tax subsidy, Tax credit (or grant in lieu thereof) or other Tax reduction agreement, application, approval or order of any Taxation authority.

(h)               Except as set forth in Section 3.17(h) of the Disclosure Schedules, the Seller does not have a permanent establishment, as defined in the relevant Tax treaty, in any country with which the United States of America has a relevant Tax treaty that relates to the Business or the Purchased Assets, and does not otherwise operate or conduct business relating to the Business or the Purchased Assets through any branch in any country other than the United States.

Section 3.18        Environmental Matters.

(a)                The Seller is, and has been since January 1, 2007, in material compliance with all applicable Environmental Laws in connection with the conduct or operation of the Business and the ownership or use of the Purchased Assets. Neither the Seller nor any of its executive officers has received during the past five (5) years any communication or complaint from a Governmental Authority or other Person alleging that the Seller has any liability under any such Environmental Law or is not in compliance with any such Environmental Law.

(b)               There is and, since January 1, 2007 there has been, no Release or threatened Release of Hazardous Substances caused by or attributable to the acts or omissions of the Seller or the Business or, to the Knowledge of the Seller, any Person nor any clean-up or corrective action of any kind relating thereto, on any properties (including any buildings, structures, improvements, soils and surface, subsurface and ground waters thereof) currently or formerly owned, leased or operated by or for the Business or the Seller primarily in connection with the Business or any predecessor company, at any location to which the Business has sent any Hazardous Substances or at any other location with respect to which the Seller or the Business may be liable, except in each case for Releases or actions that would not reasonably be expected to result in a Material Adverse Effect. The Seller is not actually, contingently, potentially or allegedly liable for any Release of, threatened Release of or contamination by Hazardous Substances in connection with the Business or the Purchased Assets or otherwise under any Environmental Law, except in each case for Releases or actions that would not reasonably be expected to result in a Material Adverse Effect. There is no pending or, to the knowledge of the Seller, threatened investigation by any Governmental Authority, nor any pending or, to the knowledge of the Seller, threatened Action with respect to the Business or the

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Seller in connection with the Business relating to Hazardous Substances or otherwise under any Environmental Law.

(c)                The Seller holds all Environmental Permits, and is and has been in material compliance therewith. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) require any notice to or consent of any Governmental Authority or other Person pursuant to any applicable Environmental Law or Environmental Permit or (ii) subject any Environmental Permit to suspension, cancellation, modification, revocation or nonrenewal.

(d)               The Seller has provided to the Buyer all “Phase I”, “Phase II” or other environmental assessment reports in its possession or to which it has reasonable access addressing locations ever owned, operated or leased by or on behalf of the Business or the Seller in connection with the Business or at which the Seller or the Business may reasonably be expected to have any liability under any Environmental Law.

For purposes of this Agreement:

“Environmental Laws” means: any Laws of any Governmental Authority relating to (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, health, safety or natural resources.

“Environmental Permits” means all Permits under any Environmental Law.

“Hazardous Substances” means: (i) those substances defined in or regulated under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, as each may be amended from time to time, and all regulations thereunder; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; (v) any other pollutant or contaminant; and (vi) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“Release” has the meaning set forth in Section 101(22) of CERCLA.

Section 3.19        Material Contracts.

(a)                Except as set forth in Schedule 3.19(a) of the Disclosure Schedules, there are no Seller Contracts that are currently in effect of the following nature (such Contracts as are required to be set forth in Schedule 3.19(a) of the Disclosure Schedules being “Material Contracts”):

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(i)                 any broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting or advertising Contract involving annual consideration of over $75,000;

(ii)               any Contract for the purchase or delivery of goods, or performance of services, to the Seller or the Business involving annual consideration of over $75,000;

(iii)             any Contract relating to or evidencing indebtedness of the Business or the Seller in connection with Business, including mortgages, other grants of security interests, guarantees or notes;

(iv)             any Contract with any Governmental Authority;

(v)               any Contract with any Related Party of the Seller;

(vi)             any employment Contract with any Business Employee, other than Contracts for employment covered in clause (v);

(vii)           any Contract that limits, or purports to limit, the ability of the Business to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of the Business to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third person “most favored nation” status or any type of special discount rights;

(viii)         any Contract involving annual consideration of over $75,000 that requires a consent to or otherwise contains a provision relating to a “change of control”, or that would prohibit or delay the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements;

(ix)             any Contract pursuant to which the Seller is the lessee or lessor of, or holds, uses, or makes available for use to any Person, (A) any Real Property or (B) any item of tangible Personal Property with a value of $10,000 or more and, in the case of clause (B), that involves an aggregate future liability or Receivable with a value of $10,000 or more;

(x)               any Contract for the sale or purchase of any Owned or Leased Real Property, or for the sale or purchase of any item of tangible Personal Property with a value;

(xi)             any Contract providing for indemnification to or from any Person with respect to liabilities relating to the Business or the Purchased Assets;

(xii)           any Contract containing confidentiality clauses and which, in each case, cannot be terminated without penalty or without more than ninety (90) days’ notice;

(xiii)         any Contract relating in whole or in part to any Seller Intellectual Property;

(xiv)         any joint venture or partnership, merger, asset or stock purchase or divestiture Contract relating directly or primarily to the Business;

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(xv)           any Contract with any labor union or providing for benefits under any Employee Plan;

(xvi)         any Contract relating to settlement of any administrative or judicial proceedings relating directly or primarily to the Business within the past five (5) years;

(xvii)       any Contract that results in any Person holding a power of attorney that relates to the Business or the Purchased Assets; and

(xviii)     any other Contract that relates directly or primarily to the Business or any Purchased Assets, other than one made in the ordinary course of business that (A) involves a future or potential liability or Receivable, as the case may be, in excess of $75,000 on an annual basis or in excess of $125,000 over the current Contract term, (B) has a term greater than one (1) year and cannot be cancelled by the Seller without penalty or further payment and without more than thirty (30) days’ notice or (C) is material to the business, operations, assets, financial condition, results of operations or prospects of the Business, taken as a whole.

(b)               Each Material Contract is a legal, valid, binding and enforceable agreement and is in full force and effect. Neither the Seller nor, to the knowledge of the Seller, any other party is in breach or violation of, or (with or without notice or lapse of time or both) default under, any Material Contract, nor has the Seller received any claim of any such breach, violation or default. The Seller has delivered or made available to the Buyer true and complete copies of all Material Contracts, including any amendments thereto.

Section 3.20        Customers, Suppliers and Manufacturers.

(a)                Section 3.20(a) of the Disclosure Schedules sets forth a true and complete list of (i) the names and addresses of all customers of the Business (including the Seller and its Affiliates) with a billing for each such client of $250,000 or more during the twelve (12) months ended December 31, 2011, (ii) the amount for which each such customer was invoiced during such period and (iii) the percentage of the total sales of the Business represented by sales to each such customer during such period. The Seller has not received any notice or to the knowledge of the Seller has any reason to believe that any of such customers (including the Seller and its Affiliates) has ceased or substantially reduced, or will cease or substantially reduce, use of products or services of the Business. None of such customers has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)               Section 3.20(b) of the Disclosure Schedules sets forth a true and complete list of (i) all suppliers of the Business (including the Seller and its Affiliates) from which the Seller ordered products or services with an aggregate purchase price for each such supplier of $250,000 or more during for the twelve (12) months ended December 31, 2011 and (ii) the amount for which each such supplier invoiced the Seller during such period. The Seller has not received any notice or to the knowledge of the Seller has any reason to believe that there has been any material adverse change in the price of such supplies or services provided by any such supplier (including the Seller and its Affiliates), or that any such supplier (including the Seller and its Affiliates) will not sell supplies or services to the Buyer at any time after the Closing Date

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on terms and conditions substantially the same as those used in its current sales to the Seller, subject to general and customary price increases. No such supplier has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

(c)                Section 3.20(c) of the Disclosure Schedules sets forth a true and complete list of (i) all manufacturers of any product, good, component or other item manufactured, sold or delivered by or on behalf of the Business (including the Seller and its Affiliates) and (ii) the amount for which each such manufacturer invoiced the Seller during the twelve (12) months ended December 31, 2011. The Seller has not received any notice or to the knowledge of the Seller has any reason to believe that there has been any material adverse change in the price of such manufacturing services provided by any such manufacturer, or that any such manufacturer will not provide manufacturing services to the Buyer at any time after the Closing Date on terms and conditions substantially the same as those used in its current sales to the Seller, subject to general and customary price increases. No such manufacturer has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 3.21        Product Liability. Since January 1, 2009, there have been no product liability claims by any third party (whether based on contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from (a) services rendered by or on behalf of the Business during the period through and including the Closing Date, (b) the sale, distribution, erection or installation of any product, good, component or other item manufactured, sold or delivered by or on behalf of the Business or (c) the operation of the Business or the ownership of the Purchased Assets during the period through and including the Closing Date, and to the knowledge of the Seller there is no reasonable basis for any of the foregoing clauses (a), (b) or (c).

Section 3.22        Warranties. The Seller has heretofore delivered to the Buyer true and correct copies of Seller’s standard product warranty currently in effect covering any products sold by the Business since January 1, 2009. The Seller had granted no other warranties on its products during such period, except for such warranties as could, individually or in the aggregate, not be expected to result in a Material Adverse Effect. During the past three years, the aggregate warranty expenses experienced during any one (1) year by the Business did not exceed $100,000, and the Seller does not have knowledge of any pending or threatened warranty or product liability claims of the Business that could reasonably be expected to rise to a product liability or product warranty claim in excess of $150,000 after the Closing Date.

Section 3.23        Conduct of Business. Since January 1, 2009, the Seller has conducted and operated the Business only through the Asset Sellers and not through any other divisions or any direct or indirect Subsidiary or Affiliate of the Seller.

Section 3.24        Capital Expenditures.

(a)                The aggregate contractual commitments of the Seller for new capital expenditures in connection with the Business do not exceed $250,000 at April 1, 2012.

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Section 3.25        Affiliate Interests and Transactions.

(a)                Except for the Asset Sellers, or as otherwise disclosed in Section 3.25(a) of the Disclosure Schedules, no Related Party of the Seller: (i) owns or since January 1, 2009 has owned, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor, lessor, distributor, independent contractor or customer of the Business; (ii) owns or has owned, directly or indirectly, or has or has had any interest in any property (real or personal, tangible or intangible) used in the Business; (iii) has or has had any business dealings or a financial interest in any transaction with the Business or with the Seller involving the Business or any of the Purchased Assets, other than business dealings or transactions conducted in the ordinary course of business at prevailing market prices and on prevailing market terms; or (iv) is or has been a Business Employee.

(b)               Except as otherwise disclosed in Section 3.25(b) of the Disclosure Schedules, there are no outstanding notes payable to, Receivables from or advances by the Business or by any Asset Seller in connection with the Business or involving any Purchased Assets, and neither the Business nor the Asset Sellers in connection with the Business is or are otherwise a debtor or creditor of, or has any liability or other obligation of any nature to, any Related Party of the Seller. Since the date of the Balance Sheet, neither the Business nor the Seller in connection with the Business has incurred any obligation or liability to, or entered into or agreed to enter into any transaction with or for the benefit of, any Related Party of the Seller, other than the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 3.26        Insurance. Section 3.26 of the Disclosure Schedules sets forth a true and complete list of all material casualty, general liability, product liability and all other types of insurance maintained with respect to the Business and the Purchased Assets, together with the carriers and liability limits for each such policy. All such policies are in full force and effect and no application therefor included a material misstatement or omission. All premiums with respect thereto have been paid to the extent due. No unrescinded notice of cancellation, termination or reduction of coverage has been received with respect to any such policy. No claim relating directly or primarily to the Business or the Purchased Assets currently is pending under any such policy involving an amount in excess of $250,000. Section 3.26 of the Disclosure Schedules identifies which insurance policies are “occurrence” or “claims made” and which Person is the policy holder. All significant insurable risks in respect of the Business and the Purchased Assets are covered by such insurance policies and the types and amounts of coverage provided therein are commercially reasonable in the context of the Business and the Purchased Assets. The activities and operations of the Business have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies. The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not cause a cancellation or reduction in the coverage of such policies.

Section 3.27        Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Seller.

Section 3.28        Disclosure. Except for the representations and warranties contained in this Article III, as modified or supplemented by the Disclosure Schedule (but only to the specifically

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identified Sections or subsections to which such disclosure relates and such disclosure shall not qualify any other provision of this Agreement or any Ancillary Agreement), any Ancillary Agreement, and any other schedule, certificate, or other document required to be delivered pursuant hereto or thereto, neither Seller nor any other Person on behalf of Seller makes any express or implied representation or warranty with respect to Seller, the Asset Sellers, the Business, the Purchased Assets, the Assumed Liabilities, or with respect to any other information provided to Buyer in connection with the transactions contemplated by this Agreement or any Ancillary Agreement. Notwithstanding the foregoing, nothing in this Section 3.28, the scope of the representations and warranties set forth in this Agreement, nor the absence of any representation and warranty from this Agreement shall limit, modify or otherwise affect any claim or cause of action of Buyer based on fraud.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer and the Parent each hereby represents and warrants to the Seller as follows:

Section 4.1            Organization. Each of the Parent and the Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 4.2            Authority. Each of the Parent and the Buyer has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer and the Parent of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Buyer and the Parent of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Buyer and the Parent will be a party will have been, duly and validly executed and delivered by each of them, as the case may be. This Agreement constitutes, and upon their execution each of the Ancillary Agreements to which each of the Parent and the Buyer will be a party will constitute, the legal, valid and binding obligations of such party, enforceable against such party in accordance with their respective terms.

Section 4.3            No Conflict; Required Filings and Consents.

(a)                The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which the Buyer will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i)                 conflict with or violate the certificate of incorporation or bylaws of the Buyer;

(ii)               conflict with or violate any Law applicable to the Buyer; or

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(iii)             result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or require any consent of any Person pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which the Buyer is a party, except for any such conflicts, violations, breaches, defaults or other occurrences that could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Buyer to perform its obligations under this Agreement or the Ancillary Agreements to which it will be a party.

(b)               The Buyer is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be party or the consummation of the transactions contemplated hereby or thereby, except if applicable, for any filings required to be made under (i) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or (ii) any similar merger control or anti-trust statutes in any other applicable jurisdiction, and the rules and regulations promulgated thereunder.

Section 4.4            Financing. The Buyer has, or has commitments from responsible financial institutions to enable it to borrow, sufficient funds to permit the Buyer to consummate the transactions contemplated hereby, and fully discharge its covenants and obligations under this Agreement and the Ancillary Agreements for as long as they shall remain in effect.

Section 4.5            Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer.

Article V
COVENANTS

Section 5.1            Conduct of Business Prior to the Closing. Between the date of this Agreement and the Closing Date, unless the Buyer and the Parent shall otherwise consent in writing, or except as contemplated by this Agreement, the Ancillary Agreements, and the transactions to be consummated hereunder and thereunder, or as otherwise disclosed in Section 5.1 of the Disclosure Schedules, or as required by Law, the Seller shall cause the Business to be conducted only in the ordinary course consistent with past practice, and shall use commercially reasonable efforts to preserve substantially intact the organization of the Business, keep available the services of the current Business Employees, independent contractors and consultants of the Business and preserve the current relationships of the Business with customers, suppliers and other persons with which the Business has business relations. By way of amplification and not limitation, between the date of this Agreement and the Closing Date, the Seller shall not do or propose to do, directly or indirectly, any of the following in connection with the Business or the Purchased Assets without the prior written consent of the Buyer:

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(a)                issue, sell, pledge, dispose of or otherwise subject to any Encumbrance (other than a Permitted Encumbrance) any Purchased Assets, other than sales or transfers of Inventory or Receivables in the ordinary course of business consistent with past practice;

(b)               incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, in each case directly or primarily affecting the Business or the Purchased Assets, except in the ordinary course of business consistent with past practice; provided that in no event shall the Seller, in connection with the Business, (i) incur, assume or guarantee any long-term indebtedness for borrowed money or (ii) incur any liability that would constitute an Assumed Liability, except in the ordinary course of business consistent with past practice;

(c)                other than in the ordinary course of business consistent with past practice, amend, waive, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of the Seller’s rights thereunder, or enter into any Contract in connection with the Business or the Purchased Assets that involves an aggregate future or potential liability or Receivable, as the case may be, in excess of $100,000 over the Contract term;

(d)               authorize, or make any commitment with respect to, any single capital expenditure for the Business that is in excess of $75,000 or capital expenditures which are, in the aggregate, in excess of $250,000 for the Business taken as a whole;

(e)                acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement;

(f)                enter into any lease of real or personal property or any renewals thereof in connection with the Business involving a term of more than one (1) year or rental obligation exceeding $50,000 per year in any single case;

(g)               increase the compensation payable or to become payable or the benefits provided to its Business Employees, except for normal merit and cost-of-living increases consistent with past practice in salaries, bonus opportunities, performance awards of any Business Employees, or grant any severance or termination payment to any Business Employee, or establish, adopt, enter into or amend any Employee Plan to the extent that it applies to Business Employees, except for those (1) required by Law, (2) that affect all of Seller’s employees in a similar manner, or (3) that do not affect any Business Employees;

(h)               enter into any Contract with any Related Party of the Seller in connection with or affecting the Business or the Purchased Assets;

(i)                 make any change in any method of accounting or accounting practice or policy affecting the financial statements of the Business, except as required by GAAP, unless such change applies to the Seller generally, and the nature and effects of such change is disclosed to Buyer in such reasonable detail as the Buyer shall request;

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(j)                 to the extent that any such action could have an impact on the Business or the Purchased Assets after the Closing, make any Tax election, settle or compromise any United States federal, state, local or non-United States income Tax liability or file any Return relating to the Business or the Purchased Assets other than on a basis consistent with past practice;

(k)               pay, discharge or satisfy any material claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) that would become an Assumed Liability if existing on the Closing Date, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against on the Balance Sheet, liabilities not required to be reflected or reserved against on the Balance Sheet, or liabilities subsequently incurred in the ordinary course of business consistent with past practice;

(l)                 cancel, compromise, waive or release any material right or claim relating to the Business or the Purchased Assets, other than in the ordinary course of business consistent with past practice;

(m)             permit the lapse of any existing policy of insurance relating to the Business or the Purchased Assets;

(n)               permit the lapse or impairing of any right relating to Seller Intellectual Property or any other intangible asset used or held for use in connection with the Business, including, without limitation, (i) refraining from any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Seller Registered IP and (ii) taking all affirmative steps necessary to maintain the Seller Registered IP as valid, subsisting and enforceable (including paying all Official Fees relating thereto and disclosing, in connection with the prosecution of patent applications, any material prior art that becomes known to the Seller between the date of this Agreement and the Closing Date);

(o)               accelerate the collection of or discount any Receivables, delay the payment of liabilities that would become Assumed Liabilities or defer expenses, reduce Inventories or otherwise increase cash on hand in connection with the Business, except in the ordinary course of business consistent with past practice;

(p)               use any assets of the Business to pay any costs or expenses arising out of or relating to the transactions contemplated by this Agreement or the Ancillary Agreements;

(q)               commence or settle any Action relating to the Business, the Purchased Assets or the Assumed Liabilities;

(r)                 take any action, or intentionally fail to take any action, that would cause any representation or warranty made by the Seller in this Agreement or any Ancillary Agreement to be untrue or result in a breach of any covenant made by the Seller in this Agreement or any Ancillary Agreement, or that would have a Material Adverse Effect;

(s)                hire any new employee or consultant having access to Confidential Information relating to the Business or any Purchased Asset unless such employee or consultant

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enters into, or has entered into, a proprietary information and inventions agreement with the Seller, or amend or otherwise modify, or grant a waiver under, any proprietary information and inventions agreement with any current or former employee or consultant of the Company;

(t)                 hire any Business Employee who was not a Business Employee as of the date of this Agreement;

(u)               to the extent that any such action could have an impact on the Business or the Purchased Assets after the Closing, enter into any closing agreement in respect of Taxes, settle any claim or assessment in respect of Taxes, or surrender or allow to expire any right to claim a refund of Taxes, in each case relating to the Business or the Purchased Assets;

(v)               fail to give any notices and other information required to be given to the employees of the Company, any collective bargaining unit representing any group of employees of the Company, or any applicable Governmental Authority under the WARN Act, the National Labor Relations Act, the Code, the Consolidated Omnibus Reconciliation Act (“COBRA”), or other applicable law in connection with the transactions provided for in this Agreement or the Related Agreements;

(w)             except as contemplated by this Agreement, engage in any activity that knowingly impairs or could reasonably be expected to result in an impairment (i) the Business, (ii) the services of any of the Business Employees, or (iii) any current relationships of the Business with customers, suppliers and other persons with which it has significant business relations; or

(x)               announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the foregoing.

Section 5.2            Covenants Regarding Information.

(a)                From the date hereof until the Closing Date, the Seller shall afford the Buyer and its officers, directors, principals, employees, advisors, auditors, agents, bankers and other representatives (collectively, “Representatives”) reasonable access (including for inspection and copying) at all reasonable times to the Purchased Assets and the Asset Sellers’ Representatives, customers, properties, offices, plants and other facilities, and books and records relating exclusively or primarily to the Business and the Purchased Assets, and shall furnish the Buyer with such financial, operating and other data and information in connection with the Business and the Purchased Assets as the Buyer may reasonably request. More specifically and without limiting the generality of the foregoing, each of the Buyer and each of the Asset Sellers shall provide to the other all information necessary to complete, and shall assist in completing, any required applications, notifications or submissions to Governmental Authorities relating to relevant notification or applications relating to anti-trust or merger control regulations (“Merger Control Filings”).

(b)               On the Closing Date, the Seller will deliver or cause to be delivered to the Buyer all original agreements, documents, books and records and files stored on computer disks or tapes or any other storage medium in the possession of the Seller relating exclusively or primarily to the Business and the Purchased Assets.

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(c)                In order to facilitate the resolution of any claims made by or against or incurred by the Buyer after the Closing or for any other reasonable purpose, for a period of five (5) years following the Closing, the Seller shall: (i) retain all books, documents, information, data, files and other records of the Seller that relate in any way to the Business, the Purchased Assets or the Assumed Liabilities for periods prior to the Closing and which shall not otherwise have been delivered to the Buyer; (ii) upon reasonable notice, afford the Buyer and its Representatives reasonable access (including for inspection and copying, at the Buyer’s expense), during normal business hours, to such books, documents, information, data, files and other records, including in connection with claims, proceedings, actions, investigations, audits and other regulatory or legal proceedings involving or relating to the Business, the Purchased Assets or the Assumed Liabilities; and (iii) furnish the Buyer and its Representatives reasonable assistance (at the Buyer’s expense), including access to personnel, in connection with any such claims and other proceedings; provided that such access shall be granted until the later of five (5) years following the Closing and the expiration date of the applicable statute of limitations with respect to Tax matters. The Seller shall permit, promptly upon reasonable request, the Buyer and its Representatives to use original copies of any such records for purposes of litigation; provided that such records shall promptly be returned to the Seller following such use. The Seller shall not destroy any such books and records without providing the Buyer with written notice summarizing the contents of such books and records, and providing the Buyer with the opportunity to obtain such books and records, at least ninety (90) days prior to the destruction thereof.

Section 5.3            Accounts.

(a)                Effective as of the Closing Date, the Seller hereby irrevocably constitutes and appoints the Buyer as its true and lawful attorney-in-fact with full power of substitution (i) to collect in a reasonable manner consistent with reasonable past practice for the account of the Buyer any Purchased Assets and (ii) to institute and prosecute all proceedings that the Buyer may in its sole discretion deem proper in order to enforce any right, title or interest in, to or under the Purchased Assets, and to defend or compromise any and all actions, suits or proceedings in respect of the Purchased Assets.

(b)               All payments and reimbursements received by the Seller in connection with or arising out of the Purchased Assets or the Assumed Liabilities after the Closing shall be held by the Seller in trust for the benefit of the Buyer and, promptly upon receipt by the Seller of any such payment or reimbursement, the Seller shall pay over to the Buyer the amount of such payment or reimbursement without right of setoff.

(c)                All payments and reimbursements received by the Buyer in connection with or arising out of the Excluded Assets or the Excluded Liabilities after the Closing Date shall be held by the Buyer in trust for the benefit of the Seller and, promptly upon receipt by the Buyer of any such payment or reimbursement, the Buyer shall pay over the Seller the amount of such payment or reimbursement without right of setoff.

Section 5.4            Correspondence. The Seller covenants and agrees that it shall use all commercially reasonable efforts to promptly forward to the Buyer any mail (physical, electronic

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or otherwise), facsimile or telephone inquiries of actual or potential clients, customers, suppliers and vendors of or relating to the Business, including customer orders.

Section 5.5            Mixed Contracts.

(a)                Seller shall, and shall cause each of the other Asset Sellers to, upon the request of Buyer, use its and their commercially reasonable efforts to assist Buyer in obtaining for the Business arrangements with the third parties to the Mixed Contracts similar in all material respects to those currently applicable under the Mixed Contracts. For the avoidance of doubt, Seller shall not be obligated to compromise any right, asset or benefit or to expend any amount or incur any Liability or provide any other consideration with regard to the Mixed Contracts pursuant to this Section 5.5.

Section 5.6            Exclusivity.

(a)                From and after the date hereof until the earlier of the Closing or termination of this Agreement pursuant to Article IX hereof, the Seller shall not, nor shall the Seller authorize or knowingly permit any of its officers, directors, Affiliates or employees or any investment banker, attorney or other advisor or representative retained by it to, directly or indirectly, (i) solicit, initiate or induce the making, submission or announcement of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except as to disclose the existence of these provisions, including in response to any initial unsolicited expression of an Acquisition Proposal, provided, that the receipt without response (except as to disclose the existence of these provisions) of an unsolicited interest of an Acquisition Proposal shall not by itself constitute a violation of this Section 5.6, (iv) endorse or recommend any Acquisition Proposal, or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal. The Sellers shall, and shall instruct, and use all reasonable efforts to cause, their respective officers, directors, Affiliates, employees, investment bankers, attorneys and other advisors and representatives to, immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of any Seller or any of their respective Affiliates or any investment banker, attorney or other advisor or representative of any Seller or any of their respective Affiliates shall be deemed to be a breach of this Section 5.6 by the Sellers.

(b)               In addition to the obligations of the Sellers set forth in Section 5.6(a), the Sellers as promptly as practicable shall advise the Buyer in writing of any Acquisition Proposal or of any request for nonpublic information or other inquiry which any Seller reasonably believes could lead to an Acquisition Proposal, the material terms and conditions of such Acquisition Proposal (to the extent known), and the identity of the person or group making any such request, inquiry or Acquisition Proposal so long as the Buyer agrees to keep such information confidential with respect to any third party in accordance with that certain Confidentiality

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Agreement dated as of October 19, 2011 by and between the Seller and Michael J. Joyce (the “Joyce Confidentiality Agreement”). The Sellers shall keep the Buyer informed on a current basis of the status and details (including any material amendments or proposed amendments) of any such request, inquiry or Acquisition Proposal.

(c)                If the Seller breaches the provisions of this Section 5.6, and the Closing should not take place as a result, the Seller shall pay to the Parent an amount equal to the fees (including but not limited to all accounting, due diligence and legal fees), charges, disbursements and third party expenses incurred by the Parent, the Buyer or any of their Affiliates in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 5.7            Non-Competition; Non-Solicitation.

(a)                For a period of five (5) years following the Closing, the Seller shall not, and shall cause its Affiliates not to, directly or indirectly through any Person or contractual arrangement:

(i)                 engage in any business anywhere in the Territory that manufactures, produces or supplies products or services of the kind currently manufactured, produced or supplied by the Business (a “Competing Business”), or perform management, executive or supervisory functions with respect to, own, operate, join, control, render financial assistance to, receive any economic benefit from, exert any influence upon, participate in, render services or advice to, or allow any of its officers or employees to be connected as an officer, employee, partner, member, stockholder, consultant or otherwise with, any Person engaged in a Competing Business; provided, however, that for purposes of this Section 5.7, (A) ownership of securities having no more than ten percent (10%) of the outstanding voting power of any competitor which are listed on any national securities exchange or (B) provision by Seller or any of its Affiliates of products or services that are not of a kind currently manufactured, produced or supplied by the Business to any Person for use in a business that is not a Competing Business, whether or not such Person otherwise engages in a Competing Business, shall not be deemed to be a violation of this Section 5.7;

(ii)               solicit, recruit or hire any person who at any time on or after the date of this Agreement is a Business Group Employee (as hereinafter defined); provided that the foregoing shall not prohibit (A) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at Business Group Employees or (B) the Seller or any of its Affiliates from soliciting, recruiting or hiring any Business Group Employee who has ceased to be employed or retained by the Seller, the Buyer or any of their respective Affiliates for at least twelve (12) months. For purposes of this Section 5.7, “Business Group Employees” means, collectively, officers, directors and employees of the Seller, the Buyer and their respective Affiliates who work or are engaged exclusively or primarily in the Business, and persons acting under any management, service, consulting, distribution, dealer or similar contract exclusively or primarily in the Business;

(iii)             approach or seek Competing Business from any Customer (as hereinafter defined), refer Competing Business from any Customer to any Person or be paid commissions based on Competing Business sales received from any Customer by any Person.

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For purposes of this Section 5.7, the term “Customer” means any Person to which the Seller or any of its Affiliates provided products or services of the kind currently manufactured, produced or supplied by the Business during the thirty-six (36) month period prior to the time at which any determination shall be made that any such Person is a Customer; provided that the foregoing shall not prohibit any referral of business by the Seller to the Buyer; or

(iv)             disparage the Business, any of the Purchased Assets or the Buyer or any of its Affiliates in any way that could adversely affect the goodwill, reputation or business relationships of the Business, the Buyer or any of its Affiliates with the public generally, or with any of their customers, suppliers or employees.

(b)               The Seller acknowledges that the covenants of the Seller set forth in this Section 5.7 are an essential element of this Agreement and that any breach by the Seller of any provision of this Section 5.7 will result in irreparable injury to the Buyer. The Seller acknowledges that in the event of such a breach, in addition to all other remedies available at law, the Buyer shall be entitled to equitable relief, including injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising therefrom, as well as such other damages as may be appropriate.

If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of this Section 5.7 are unreasonable, it is the intention and the agreement of the parties that these provisions shall be construed by the court in such a manner as to impose only those restrictions on the Seller’s conduct that are reasonable in light of the circumstances and as are necessary to assure to the Buyer the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants of this Section 5.7 because taken together they are more extensive than necessary to assure to the Buyer the intended benefits of this Agreement, it is expressly understood and agreed by the parties that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

Section 5.8            Notification of Certain Matters; Supplements to Disclosure Schedules.

(a)                The Seller shall give prompt written notice to the Buyer of (i) the occurrence or non-occurrence of any change, condition or event the occurrence or non-occurrence of which would render any representation or warranty of the Seller contained in this Agreement or any Ancillary Agreement, if made on or immediately following the date of such event, untrue or inaccurate, (ii) the occurrence of any change, condition or event that has had or is reasonably likely to have a Material Adverse Effect, (iii) any failure of the Seller or any Affiliate of the Seller to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder or any event or condition that would otherwise result in the nonfulfillment of any of the conditions to the Buyer’s obligations hereunder, (iv) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or (v) any Action pending or, to the Seller’s knowledge, threatened against a party or the parties relating to the transactions contemplated by this Agreement or the Ancillary Agreements.

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(b)               The Seller shall supplement the information set forth on the Disclosure Schedules with respect to any matter now existing or hereafter arising that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules or that is necessary to correct any information in the Disclosure Schedules or in any representation or warranty of the Seller which has been rendered inaccurate thereby promptly following discovery thereof. No such supplement shall be deemed to cure any breach of any representation or warranty made in this Agreement or any Ancillary Agreement or have any effect for purposes of determining the satisfaction of the conditions set forth in Section 7.3 or the compliance by the Seller with any covenant set forth herein.

Section 5.9            Payment of Liabilities. The Seller shall pay or otherwise satisfy in the ordinary course of business, prior to the Closing, all of the liabilities and obligations incurred in connection with the Business and, after the Closing, the Excluded Liabilities.

Section 5.10        Bulk Transfer Laws. The Buyer hereby waives compliance by the Seller with any applicable bulk sale or bulk transfer laws of any jurisdiction in connection with the sale of the Purchased Assets to the Buyer (other than any obligations with respect to the application of the proceeds therefrom). Pursuant to Article VIII, the Seller has agreed to indemnify the Buyer against any and all liabilities that may be asserted by third parties against the Buyer as a result of the Seller’s noncompliance with any such law.

Section 5.11        Employee Matters.

(a)                Except as specifically provided in this Section 5.11 : (i) the Buyer shall not adopt, become a sponsoring employer of, or have any obligations under or with respect to the Employee Plans, and the Seller shall be solely responsible for any and all liabilities and obligations that have been incurred or may be incurred under or in connection with any Employee Plan; (ii) the Seller shall be solely responsible for any and all liabilities arising out of or relating to the employment of Business Employees who do not become Transferring Employees (as defined below), whether such liabilities arise before, on or after the Closing Date; and (iii) the Seller shall be solely responsible for any and all liabilities arising out of or relating to the employment of any Transferring Employee before the date such employee actually commences work with the Buyer and its Affiliates pursuant to Section 5.11(b). For purposes hereof, with respect to the Welfare Plans, claims under any medical, dental, vision, or prescription drug plan generally will be deemed to be incurred on the date that the service giving rise to such claim is performed and not when such claim in made; provided, however, that with respect to claims relating to hospitalization, the claim will be deemed to be incurred on the first day of such hospitalization and not on the date that such services are performed. Claims for disability under any long or short term disability plan will be incurred on the date the Business Employee is first absent from work because of the condition giving rise to such disability and not when the Business Employee is determined to be eligible for benefits under the applicable Welfare Plan.

(b)               The Buyer shall, or shall cause one of its Affiliates to, extend offers of employment to each Business Employee listed on Schedule 3.9(a) of the Disclosure Schedules who is actively at work as of the date of this Agreement (all such employees who accept the Buyer’s offer of employment are referred to as the “Transferring Employees”). For purposes

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of this Agreement, any Business Employee who is not at work on the date of this Agreement due to a short-term absence (including due to vacation, holiday, jury duty, illness, authorized short-term leave of absence or short-term disability) shall be deemed to be “actively at work”; provided that any such individuals that are on authorized short-term leave of absence or short-term disability shall not be deemed to constitute “Transferring Employees” until such time as they return to active employment. The Seller shall terminate the employment of all Business Employees who do not become Transferring Employees on the Closing date, immediately after the Closing, or at such other time as Buyer and Seller shall agree, and shall cooperate with and use its reasonable best efforts to assist the Buyer in its efforts to secure satisfactory employment arrangements with those Business Employees to whom the Buyer makes offers of employment.

(c)                The Seller shall comply with the requirements of the WARN Act or any similar state, provincial or local law with respect to any “plant closing” or “mass layoff”, as those terms are defined in the WARN Act or such other applicable law, which may result from the Seller’s termination of the employment of any of its employees in connection with the transactions contemplated hereby through the Closing Date.

(d)               The Seller and its ERISA Affiliates shall comply with the provisions of COBRA, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA, with respect to any employee, former employee or beneficiary of any such employee or former employee who is covered under any group health plan, as defined in Section 5000(b)(1) of the Code (a “Group Health Plan”), maintained by the Seller and its ERISA Affiliates as of the Closing Date or whose “qualifying event” within the meaning of Section 4980B(f) of the Code occurs on or prior to the Closing Date, whether pursuant to the provisions of COBRA or otherwise. The Buyer shall ensure that its Group Health Plans comply with the provisions of COBRA with respect to Transferring Employees who are covered under such Group Health Plans maintained by the Buyer after the Closing Date and who experience a “qualifying event” after the Closing Date.

(e)                Following the Closing Date, the Buyer shall, pursuant to plans and arrangements established or maintained by the Buyer, offer the Transferring Employees such benefits, taken as a whole, that are substantially similar to those provided by Seller prior to the Closing Date. For greater certainty, in respect of any Transferring Employees employed in Canada, Buyer shall not be required to offer or provide a “registered pension plan”, as that term is defined in subsection 248(1) of the Income Tax Act (Canada).

(f)                Nothing contained in this Agreement shall create any third party beneficiary rights in any Transferring Employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Transferring Employee by the Buyer or under any benefit plan that the Buyer may maintain.

(g)               Nothing contained in this Agreement shall confer upon any Transferring Employee any right with respect to continued employment by the Buyer, nor shall anything herein interfere with the right of the Buyer to terminate the employment of any Transferring Employee at any time, with or without cause, following the effective date of his or her employment with the Buyer, or restrict the Buyer in the exercise of its independent business

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judgment in modifying any of the terms and conditions of the employment of the Transferring Employees.

Section 5.12        Confidentiality.

(a)                Until the Closing Date, each of the parties shall, and shall cause its Affiliates and Representatives to, keep confidential, disclose only to its Affiliates or Representatives and use only in connection with the transactions contemplated by this Agreement and the Ancillary Agreements all information and data obtained by them from the other party or its Affiliates or Representatives relating to such other party, the Business or the transactions contemplated hereby (other than information or data that is or becomes available to the public other than as a result of a breach of this Section), unless disclosure of such information or data is required by applicable Law. In the event that the transactions contemplated hereby are not consummated, each party shall, and shall use its commercially reasonable efforts to cause its Affiliates and Representatives to, promptly return to the other party or destroy all documents (including all copies thereof) containing any such information or data.

(b)               For a period of three (3) years following the Closing Date, the Seller shall not, and the Seller shall cause its Affiliates and the respective Representatives of the Seller and its Affiliates not to, use for its or their own benefit or divulge or convey to any third party, any Confidential Information; provided, however, that the Seller or its Affiliates may furnish such portion (and only such portion) of the Confidential Information as the Seller or such Affiliate reasonably determines it is legally obligated to disclose if: (i) it receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena, civil investigative demand or order issued by a Governmental Authority; (ii) to the extent not inconsistent with such request, it notifies the Buyer of the existence, terms and circumstances surrounding such request and consults with the Buyer on the advisability of taking steps available under applicable Law to resist or narrow such request; (iii) it exercises its commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information; and (iv) disclosure of such Confidential Information is required to prevent the Seller or such Affiliate from being held in contempt or becoming subject to any other penalty under applicable Law. For purposes of this Agreement, “Confidential Information” consists of all information and data relating to the Business (including Intellectual Property, customer and supplier lists, pricing information, marketing plans, market studies, client development plans, business acquisition plans and all other information or data), the Purchased Assets or the transactions contemplated hereby, except for data or information that is or becomes available to the public other than as a result of a breach of this Section 5.12(b).

(c)                Effective as of the Closing, the Seller hereby assigns to the Buyer all of the Seller’s right, title and interest in and to any confidentiality agreements entered into by the Seller (or its Affiliates or Representatives) and each Person (other than the Buyer and its Affiliates and Representatives) who entered into any such agreement or to whom Confidential Information was provided in connection with any transaction involving the acquisition or purchase of all or any portion of the Business or the Purchased Assets. From and after the Closing, the Seller will take all actions reasonably requested by the Buyer in order to assist in enforcing the rights so assigned. The Seller shall use its commercially reasonable efforts to cause any such Person to return to the Seller any documents, files, data or other materials

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constituting Confidential Information that was provided to such Person in connection with the consideration of any such transaction.

Section 5.13        Consents and Filings. The Seller and the Buyer shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including to (i) obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, and (ii) have vacated, lifted, reversed or overturned any order, decree, ruling, judgment, injunction or other action (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise restricts or prohibits the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. In furtherance and not in limitation of the foregoing, the Seller shall permit the Buyer reasonably to participate in the defense and settlement of any claim, suit or cause of action relating to this Agreement or the transactions contemplated hereby, and the Seller shall not settle or compromise any such claim, suit or cause of action without the Buyer’s written consent. Notwithstanding anything herein to the contrary, the Buyer shall not be required by this Section 5.13 to take or agree to undertake any action, including entering into any consent decree, hold separate order or other arrangement, that would (A) require the divestiture of any assets of the Buyer or any of its Affiliates or any portion of the Business or the Purchased Assets or (B) limit the Buyer’s freedom of action with respect to, or its ability to consolidate and control, the Business or the Purchased Assets or any of the Buyer’s or its Affiliates’ other assets or businesses.

Section 5.14        Public Announcements. On and after the date hereof and through the Closing Date, the parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and neither party shall issue any press release or make any public statement prior to obtaining the other party’s written approval, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent disclosure may be required by applicable Law or any listing agreement of any party hereto.

Section 5.15        Compliance with Laws. The Seller shall comply in all material respects with all applicable law, statute, ordinance, rule, regulation, judgment, decree, order, writ or injunction of any court or Governmental Authority with respect to the Business or the Purchased Assets or as may be required for the valid and effective transfer of the Purchased Assets to the Buyer as contemplated by this Agreement and the Ancillary Agreements.

Article VI
TAX MATTERS

Section 6.1            Transfer Taxes. Notwithstanding any provision of law imposing the burden of Transfer Taxes on any Party, all federal and state and local transfer, sales and use Taxes resulting from the purchase and sale of the Purchased Assets contemplated hereby (collectively, “Transfer Taxes”) shall be borne equally by the Buyer and Parent on the one hand

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and the Seller on the other hand. For the avoidance of doubt and notwithstanding anything herein to the contrary, in no event shall the term “Transfer Taxes” include any federal, state or local income Taxes of any Seller. Each Party shall use commercially reasonable efforts to minimize the amount of all such Transfer Taxes and shall reasonably cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation. The Party that is required by applicable law to make the filings, reports or returns and to handle any audits or controversies with respect to any applicable Transfer Taxes shall do so, and the other Party shall cooperate with respect thereto as reasonably requested by the other Parties.

Section 6.2            Apportionment of Certain Taxes to Pre-Closing Period. For purposes of allocating any real property Taxes and other Taxes imposed on a periodic basis between Seller and Buyer, Seller shall be responsible for Taxes allocable to Tax periods prior to and including the Closing Date on a per diem basis and Buyer shall be responsible for Taxes allocable on a per diem basis to the period beginning on the day after the Closing Date.

Section 6.3            Tax Cooperation. Each of the parties and their Affiliates shall provide the other party with such information and records and make such of its officers, directors, employees and agents available as may reasonably be requested by such other party in connection with the preparation of any Return or any audit or other proceeding that relates to the Purchased Assets or the Businesses.

(a)                At the Closing, Seller and its Affiliates shall deliver copies of, and assign or cause to be assigned, all sales Tax exemption certificates and similar certifications from customers of the Businesses to Buyer or its Affiliates; provided, however, that if any such exemption certificates and similar certifications are not assignable to Buyer or its Affiliates, then Seller and its Affiliates shall use commercially reasonable efforts to assist Buyer in securing new exemption certificates in respect thereof.

Article VII
CONDITIONS TO CLOSING

Section 7.1            General Conditions. The respective obligations of the Buyer and the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by either party in its sole discretion (provided that such waiver shall only be effective as to the obligations of such party):

(a)                No Injunction or Prohibition. No action shall have been taken, nor any statute, rule, regulation or order enacted , nor any temporary or permanent restraining order or preliminary or permanent injunction or other order issued by, any Governmental Authority, that would prohibit the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement.

Section 7.2            Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Seller in its sole discretion:

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(a)                Representations, Warranties and Covenants. The representations and warranties of the Buyer contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall be true and correct in all material respects both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all material respects as of such specified date. The Buyer shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by it prior to or at the Closing.

(b)               Deliveries. The Seller shall have received an executed copy of each of the documents listed in Section 2.8(c).

Section 7.3            Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:

(a)                Representations, Warranties and Covenants. The representations and warranties of the Seller contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true in all respects) both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct, to the extent set forth above, as of such specified date, except for any failure or failures that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; (ii) the Seller shall have performed, in all material respects, all obligations and agreements and complied with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by it prior to or at the Closing; and (iii) the Buyer shall have received from the Seller a certificate to the effect set forth in the foregoing clauses (i) and (ii), signed by a duly authorized officer thereof.

(b)               Consents and Approvals. All authorizations, consents, orders and approvals of all Governmental Authorities and officials required in order to transfer the Business, the Purchased Assets and the Assumed Liabilities, and all consents and estoppel certificates from any material customers, material suppliers and other persons with material business relations with the Business that could be reasonably necessary for the Buyer to be able effectively to operate and control the Business in the ordinary course, consistent with past practice, each as listed on Schedule 7.3(b), shall have been received and shall be satisfactory in form and substance to the Buyer in its sole discretion.

(c)                No Litigation. No Action shall have been commenced or threatened by any Governmental Authority that, in the reasonable, good faith determination of the Buyer, is reasonably likely to (i) prohibit or impose limitations on the Buyer’s ownership or operation of all or a material portion of the Business or the Purchased Assets or (ii) impose limitations on the

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ability of the Buyer or its Affiliates, or render the Buyer or its Affiliates unable, effectively to control the Business or the Purchased Assets in any material respect.

(d)               Deliveries. The Buyer shall have received an executed copy of each of the documents listed in Section 2.8(b), (d) and (e).

(e)                Key Employee Agreements. The Buyer shall have received an executed copy of each of the Key Employee Agreements listed in Section 2.8(b).

(f)                Foreign Assets.

(i)                 All the conditions to execute the Deed of Transfer (as defined in the Addendum) shall have been satisfied: (1) the consultation procedure with the trade unions as provided under Article 47 of Italian Law 29 December 1990, no. 428 shall have been completed, (2) if required by law, the clearance of the Italian Antitrust Authority, the Italian Insurance Authority and/or any other Governmental Authority responsible for antitrust approval shall have been obtained, and (3) the Tax Certificate (as defined in the Addendum) shall have been requested and obtained by the Italian Selling Subsidiary.

(ii)               Any notice or consultation procedure required under German Law shall have been completed.

(iii)             Any notice or consultation procedure required under Canadian Law shall have been completed.

(g)               Customers. None of the customers listed on Schedule 7.3(g) shall have ceased or substantially reduced, or expressed its intention that it will cease or substantially reduce, use of products or services of the Business and no such customers shall have otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

(h)               Suppliers. There shall have been no material adverse change in the price of any supplies or services provided by any supplier listed on Schedule 7.3(h) (including the Seller and its Affiliates), and no such supplier (including the Seller and its Affiliates) shall have indicated that it will not sell supplies or services to the Buyer at any time after the Closing Date on terms and conditions substantially the same as those used in its current sales to the Seller, subject to general and customary price increases. No such supplier shall have otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

(i)                 Manufacturers. There shall have been no material adverse change in the price of manufacturing services provided by any the manufacturers listed on Schedule 7.3(i) (including the Seller and its Affiliates), and no such manufacturer shall have indicated that it will not provide manufacturing services to the Buyer at any time after the Closing Date on terms and conditions substantially the same as those used in its current sales to the Seller, subject to general and customary price increases. No such manufacturer shall have otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

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(j)                 Testing under Transition Services Agreement. The Seller shall have completed to the reasonable satisfaction of the Buyer, a reasonable number of tests of the accounting, ERP and other systems to be used by the Seller to provide the Services pursuant to the Transition Services Agreement.

Article VIII
INDEMNIFICATION

Section 8.1            Survival of Representations and Warranties.

(a)                The representations and warranties of the Seller contained in this Agreement and the Ancillary Agreements and any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall survive the Closing for a period of eighteen (18) months after the Closing Date; provided, however, that:

(i)                 the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4, the first sentence of Section 3.14(c), the first sentence of Section 3.14(e), Section 3.14(i) and Section 3.25 (such Sections, or portions of Sections, are collectively referred to herein as the “Core Representations”), and any representation in the case of fraud, intentional misrepresentation or intentional breach, shall survive indefinitely;

(ii)               the representations and warranties set forth in Section 3.17 relating to Taxes shall survive until the close of business on the 120th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof); and

(iii)             the representations and warranties set forth in Section 3.18 relating to environmental matters shall survive until the close of business on the 120th day following the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof).

(b)               Neither the Seller nor the Buyer shall have any liability whatsoever with respect to any such representations and warranties unless a claim is made hereunder prior to the expiration of the survival period for such representation and warranty, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved.

(c)                All covenants and agreements contained herein which by their terms contemplate actions or impose obligations following the Closing shall survive the Closing and remain in full force and effect in accordance with their terms. All covenants and agreements contained herein which by their terms contemplate full performance at or prior to Closing shall terminate upon Closing, except that claims for indemnification in respect of any breach thereof shall survive until the eighteenth-month anniversary of the Closing; provided, however, that, notwithstanding the foregoing, (x) the obligations of Buyer to assume, and indemnify the Seller Indemnified Parties for, the Assumed Liabilities (and make the payments required under this Agreement) and (y) the obligations of the Seller to make, or cause to make, conveyances,

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transfers and assignments under this Agreement and to retain, and indemnify the Buyer Indemnified Parties for, the Excluded Liabilities shall, in each case, survive indefinitely.

Section 8.2            Indemnification by the Seller. The Seller shall save, defend, indemnify and hold harmless the Buyer and its Affiliates and the respective Representatives, successors and assigns of each of the foregoing from and against any and all losses, damages, liabilities, deficiencies, claims, diminution of value, interest, awards, judgments, penalties, costs and expenses (including attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (hereinafter collectively, “Losses”), asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:

(a)                any breach of any representation or warranty made by the Seller contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby (without giving effect, solely for the purpose of determining Losses, and not for the purpose of determining breach, to any limitations or qualifications thereto relating to materiality, Material Adverse Effect, or words of similar import or effect);

(b)               any breach of any covenant or agreement by the Seller contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby;

(c)                the business or operations of the Seller up to and including the Closing Date, including without limitation: (i) any of the matters listed in Section 3.8 of the Disclosure Schedule hereto; and (ii) regardless of any disclosure on the Disclosure Schedule, any actual or alleged liability for death or injury to person or property as a result of any actual or alleged defect in any product used, manufactured or sold by the Seller at or prior to the Closing Date, or any actual or alleged recall or similar liability for any product used, manufactured or sold by or for the Seller at or prior to the Closing Date, or any statutory liability or any liability assessed with respect to any failure to warn arising out of products used, manufactured, or sold prior to the Closing Date;

(d)               regardless of any disclosure on the Disclosure Schedule, any claim, allegation or assertion that the operation of the Business or the development, manufacture, marketing, distribution or sale of the Product by the Buyer or its Affiliates, or the use of the Purchased Assets, in each case up to and including the Closing Date, infringes or violates any Intellectual Property or other proprietary rights of any third party;

(e)                any of the Excluded Liabilities or any claim, liability, obligation or damage with respect to any of the Excluded Liabilities and any claim, liability, obligation or damage with respect to any other liabilities of Seller, whether prior to or following the Closing;

(f)                any claim, liability, obligation or damage with respect to (i) any breach of any representation or warranty in Section 3.17 of this Agreement or any covenant in Article VI of this Agreement, and (ii) to the extent not duplicative of clause (i) or subsection (e) above, any

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actual or asserted liability for Taxes of or owed by the Seller in respect of any full or partial Tax period ending on or prior to the Closing Date; and

(g)               the Seller’s failure to comply with the terms and conditions of any bulk sales or bulk transfer or similar laws of any jurisdiction that may be applicable to the sale or transfer of any or all of the Purchased Assets to the Buyer or its Subsidiaries.

Section 8.3            Indemnification by the Buyer. The Buyer shall save, defend, indemnify and hold harmless the Seller and its Affiliates and the respective Representatives, successors and assigns of each of the foregoing from and against any and all Losses asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:

(a)                any breach of any representation or warranty made by the Buyer contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby (without giving effect to any limitations or qualifications as to materiality, Material Adverse Effect, knowledge or other exception set forth therein);

(b)               any breach of any covenant or agreement by the Buyer contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby; and

(c)                after the Closing, any Assumed Liability.

Section 8.4            Procedures.

(a)                In order for a party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a Loss or a claim or demand made against the Indemnified Party in connection with any third party litigation, arbitration, action, suit, proceeding, claim or demand for which such Indemnified Party may seek indemnification hereunder (a “Third Party Claim”), such Indemnified Party shall promptly deliver notice thereof to the party against whom indemnity is sought (the “Indemnifying Party”) and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request and of its claims of indemnification with respect thereto. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure.

(b)               If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party against any and all Losses that may result from a Third Party Claim to the extent provided in and pursuant to the terms of this Agreement, the Indemnifying Party shall have the right, upon written notice to the Indemnified Party within thirty (30) days of receipt of notice from the Indemnified Party of the commencement of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party (which expenses shall not be applied against any indemnity limitation herein) with counsel selected by the Indemnifying Party and satisfactory to the Indemnified Party. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the

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Indemnifying Party has failed to assume the defense thereof. If the Indemnifying Party does not expressly elect to assume the defense of such Third Party Claim within the time period and otherwise in accordance with the first sentence of this Section 8.4(b), the Indemnified Party shall have the sole right to assume the defense of and to settle such Third Party Claim. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party or (ii) the named parties to the Third Party Claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party may present such counsel with a conflict of interest, or (iii) the Indemnifying Party is not defending such Third Party Claim in the good faith determination of the Indemnified Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall, at the Indemnifying Party’s expense, cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise or judgment (i) involves a finding or admission of wrongdoing, (ii) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim or (iii) imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder.

(c)                The indemnification required hereunder in respect of a Third Party Claim shall be made by prompt payment by the Indemnifying Party of the amount of actual Losses in connection therewith, as and when bills are received by the Indemnifying Party or Losses incurred have been notified to the Indemnifying Party, together with interest on any amount not repaid as necessary to the Indemnified Party by the Indemnifying Party within five (5) Business Days after receipt of notice of such Losses, from the date such Losses have been notified to the Indemnifying Party, at the rate of interest described in Section 2.9(a)(iii). In order to satisfy any indemnification obligations of the Seller pursuant to this Article VIII, the Buyer (and each of its directors, officers, employees, representatives and other Affiliates) shall have the right to recover Losses from the Escrowed Funds to the extent available and subject to the terms of the Escrow Agreement. Without limiting the foregoing, the ability of Buyer to recover for any Losses under this Article VIII shall represent an express contract right to recover against the Escrowed Funds and nothing in this Article VIII shall be deemed to require Buyer to obtain jurisdiction over the Seller, or pursue any process in connection therewith beyond that expressly required by the terms of this Article VIII. Any indemnification obligations pursuant to this Article VIII of the Buyer shall be paid in cash. The parties agree that to the greatest extent possible the payment of any indemnity hereunder shall be treated as an adjustment to the Purchase Price paid by the Buyer hereunder for Tax purposes. As used herein, the term “Net Losses” shall mean the amount of any Losses indemnified under this Article, calculated after giving effect to (i) any insurance proceeds received by the Indemnified Party (or any of its Affiliates) from an unaffiliated

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insurance carrier with respect to such Losses (net of any increase in premiums or other out-of-pocket expenses incurred in connection with recovering such insurance proceeds), and (ii) any actual recoveries obtained by the Indemnified Party (or any of its Affiliates) from any third party in respect of such Loss. The Indemnified Party shall use commercially reasonable efforts to obtain proceeds, benefits and recoveries referred to in clause (i) of the preceding sentence. If any such proceeds, benefits or recoveries are received by an Indemnified Party (or any of its Affiliates) with respect to any such Losses after an Indemnifying Party (or such Affiliate) shall have made a payment to the Indemnified Party under this Article, the Indemnified Party shall return the amount of such proceeds, benefits or recoveries to the Indemnifying Party (up to the amount of the Indemnifying Party’s payment and taking into account any net increase in premiums or other out-of-pocket expenses incurred in connection with recovering such insurance proceeds and any net Tax cost to the Indemnified Party of the receipt of such proceeds, benefits or recoveries and the return of such payment (or a portion thereof) to the Indemnifying Party). No Indemnified Party will be entitled to recover from an Indemnifying Party more than once in respect of the same Loss.

(d)               The Indemnifying Party shall not be entitled to require that any action be made or brought against any other Person before action is brought or claim is made against it hereunder by the Indemnified Party.

(e)                In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to the Indemnified Party or otherwise than pursuant to this Article VIII. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party hereunder, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party hereunder and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand. If the Indemnifying Party agrees that it has an indemnification obligation but asserts that it is obligated to pay a lesser amount than that claimed by the Indemnified Party, the Indemnifying Party shall pay such lesser amount promptly to the Indemnified Party, without prejudice to or waiver of the Indemnified Party’s claim for the difference. In order to satisfy any indemnification obligations of the Seller pursuant to this Article VIII, the Buyer (and each of its directors, officers, employees, representatives and other Affiliates) shall have the right to recover Losses from the Escrowed Funds to the extent available and subject to the terms of the Escrow Agreement. Without limiting the foregoing, the ability of Buyer to recover for any Losses under this Article VIII shall represent an express contract right to recover against the Escrowed Funds and nothing in this Article VIII shall be deemed to require Buyer to obtain jurisdiction over the Seller, or pursue any process in connection therewith beyond that expressly required by the terms of this Article VIII. Any indemnification obligations pursuant to this Article VIII of the Buyer shall be paid in cash. The parties agree that to the greatest extent possible the payment of any indemnity hereunder shall be treated as an adjustment to the consideration paid by the Buyer hereunder for Tax purposes.

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(f)                Notwithstanding the provisions of Section 10.9, each Indemnifying Party hereby consents to the nonexclusive jurisdiction of any court in which an Action in respect of a Third Party Claim is brought against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such Action or the matters alleged therein and agrees that process may be served on each Indemnifying Party with respect to such claim anywhere.

Section 8.5            Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement: (i) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 8.2(a) or Section 8.3(a), as the case may be, unless and until the aggregate amount of Losses which may be recovered from the Indemnifying Party equals or exceeds $300,000, in which case the Indemnifying Party shall be liable for the amount of such Losses in excess of such amount, and (ii) the maximum aggregate amount of indemnifiable Losses which may be recovered from an Indemnified Party arising out of or relating to the causes set forth in Section 8.2(a) or Section 8.3(a), as the case may be, shall be an amount equal to 10% of the Purchase Price; provided that the foregoing clauses (i) and (ii) shall not apply to Losses arising out of or relating to the untruth or breach of any representation or warranty made in any Core Representation or in Section 3.18 relating to environmental matters, or to any representation or warranty in the event of fraud, intentional misrepresentation or intentional breach. The Indemnified Party may not make a claim for indemnification under Section 8.2(a) or Section 8.3(a), as the case may be, for breach by the Indemnifying Party of a particular representation or warranty after the expiration of the survival period thereof specified in Section 8.1, except as otherwise provided in such Section.

Section 8.6            Remedies Not Affected by Investigation, Disclosure or Knowledge. If the transactions contemplated hereby are consummated, the Buyer expressly reserves the right to seek indemnity or other remedy for any Losses arising out of or relating to any breach of any representation, warranty, or covenant contained herein, notwithstanding any investigation by, disclosure to or knowledge of such party in respect of any facts or circumstances that reveal the occurrence of any such breach, whether before or after the execution and delivery hereof, other than facts or circumstances to the extent set forth in the Disclosure Schedule (but only to the specifically identified Sections or subsections to which such disclosure relates and such disclosure shall not qualify any other provision of this Agreement or any Ancillary Agreement).

Section 8.7            Indemnity Escrow Fund. The Buyer hereby agrees that it shall first seek a remedy from the Indemnity Escrow Fund, to the extent of the amount then held in the Indemnity Escrow Fund, with respect to any indemnification claim asserted hereunder before seeking to recover any Losses directly from the Seller.

Article IX
TERMINATION

Section 9.1            Termination. This Agreement may be terminated at any time prior to the Closing:

(a)                by mutual written consent of the Buyer and the Seller;

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(b)               (i) by the Seller, if the Buyer breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2, (B) cannot be or has not been cured within thirty (30) days following delivery by the Buyer of written notice of such breach or failure to perform and (C) has not been waived by the Seller or (ii) by the Buyer, if the Seller breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (x) would give rise to the failure of a condition set forth in Section 7.3, (y) cannot be or has not been cured within thirty (30) days following delivery by the Seller or written notice of such breach or failure to perform and (z) has not been waived by the Buyer;

(c)                by either the Seller or the Buyer if the Closing shall not have occurred by July 31, 2012 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 9.1(c) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; and provided further, that, in the event that the condition set forth in Section 7.3(b) has not been met as of the Outside Date, the Outside Date shall be automatically extended for no more than two (2) successive 90 day periods until the earlier to occur of (i) the Merger Control Filings being accepted and approval granted by the relevant Governmental Authority, (ii) the waiting time periods for the Merger Control Filings have expired, (iii) the Buyer provides written notice to the Seller that the Buyer no longer wishes to pursue the Merger Control Filings, and (iv) the Merger Control Filings being denied.

(d)               by either the Seller or the Buyer in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party so requesting termination shall have used its commercially reasonable efforts, in accordance with Section 5.13, to have such order, decree, ruling or other action vacated; or

(e)                The party seeking to terminate this Agreement pursuant to this Section 9.1 (other than Section 9.1(a)) shall give prompt written notice of such termination to the other party.

Section 9.2            Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party except (a) for the provisions of Section 3.27 and Section 4.5 relating to broker’s fees and finder’s fees, Section 5.6(c) relating to the payment of fees of Buyer, Parent and their Affiliates incurred in connection with the transactions contemplated by this Agreement, Section 5.12 relating to confidentiality, Section 5.14 relating to public announcements, Section 10.1 relating to fees and expenses, Section 10.4 relating to notices, Section 10.7 relating to third-party beneficiaries, Section 10.8 relating to governing law, Section 10.9 relating to submission to jurisdiction and this Section 9.2 and (b) that nothing herein shall relieve either party from liability for fraud or any willful breach of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement.

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Article X
GENERAL PROVISIONS

Section 10.1        Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated; provided that no such fees and expenses payable by the Seller shall be paid from any assets otherwise transferable to the Buyer pursuant hereto. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.

Section 10.2        Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each party and otherwise as expressly set forth herein.

Section 10.3        Waiver. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of either party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 10.4        Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)                if to the Seller, to:

Albany International Corp.

216 Airport Drive

Rochester, NH 03867
Attention: John B. Cozzolino
Facsimile: (603) 994-3974

E-mail:John.Cozzolino@albint.com

with a copy (which shall not constitute notice) to:

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Albany International Corp.

216 Airport Drive

Rochester, NH 03867
Attention: Charles J. Silva
Facsimile: (603) 994-3974

E-mail:Charles.Silva@albint.com

(b)               if to the Buyer, to:

PrimaLoft, Inc.
1373 Broadway

Albany, NY 12204
Attention: Eric R. Seward
Facsimile: (877) 360-8479
E-mail: eric.seward@prudential.com

with a copy (which shall not constitute notice) to:

PrimaLoft Holding Company, LLC
c/o Prudential Capital Group

1114 Avenue of the Americas, 30th floor

New York, NY 10036

Attention: Eric R. Seward and Paul Meiring
Facsimile: (877) 360-8479
E-mail: eric.seward@prudential.com and paul.meiring@prudential.com with a further copy (which shall not constitute notice) to:

Bingham McCutchen LLP
One Federal Street

Boston, MA 02110
Attention: Thomas F. O’Connor, Esq. and

                Matthew J. Cushing, Esq.
Facsimile: (617) 951-8736
E-mail: Thomas.oconnor@bingham.com and

           Matt.cushing@bingham.com

(c)                if to the Parent, to:

PrimaLoft Holding Company, LLC
c/o Prudential Capital Group

1114 Avenue of the Americas, 30th floor

New York, NY 10036

Attention: Eric R. Seward and Paul Meiring
Facsimile: (877) 360-8479
E-mail: eric.seward@prudential.com and paul.meiring@prudential.com

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with a copy (which shall not constitute notice) to:

Bingham McCutchen LLP
One Federal Street

Boston, MA 02110
Attention: Thomas F. O’Connor, Esq. and

               Matthew J. Cushing, Esq.
Facsimile: (617) 951-8736
E-mail: Thomas.oconnor@bingham.com and

           Matt.cushing@bingham.com

Section 10.5        Interpretation. When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation”, unless otherwise specified.

Section 10.6        Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Joyce Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof. Notwithstanding any oral agreement or course of action of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 10.7        No Third-Party Beneficiaries. Except as provided in Article VIII, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 10.8        Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York.

Section 10.9        Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by the other party or its successors or assigns shall be brought and determined in any New York State or federal court sitting in the Borough of Manhattan in the City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or federal court), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with

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respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in New York, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.10    Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void; provided, however, that the Buyer may assign this Agreement, or any rights or obligations hereunder, to any of its Affiliates without the prior consent of the Seller ; provided further, that no assignment shall limit the assignor’s obligations (or Parent’s obligations, if Buyer is the assignor) hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.11    Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York State or federal court sitting in the Borough of Manhattan in the City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or federal court), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 10.12    Currency. All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

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Section 10.13    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 10.14    Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.15    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.16    Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 10.17    No Presumption Against Drafting Party. Each of the Buyer and the Seller acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the Seller and the Buyer have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:
ALBANY INTERNATIONAL CORP.

By: /s/ John B. Cozzolino
Name: John B. Cozzolino
Title: Chief Financial Officer and Treasurer

BUYER:
PRIMALOFT, INC.

By: /s/ Eric R. Seward
Name: Eric R. Seward
Title: President

PARENT:
PRIMALOFT HOLDING COMPANY, LLC

By: /s/ Eric R. Seward
Name: Eric R. Seward
Title: Manager

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Annex I

Current Assets; Current Liabilities; Working Capital Accounting Principles

See attached.

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Working Capital Accounting Principles Used by PrimaLoft

“Current Assets”:

Accounts Receivable (as reported)	2,098
Accounts Receivable Credit balances Adjustment	(49)
AR Conversion Clearing a/c	-
Adjusted Accounts Receivable	2,049

Inventory (as reported)	3,685

Other Current Assets (as reported)	102
Waitake Rebate Adjustment	1,040
Adjusted Other Current Assets	1,142

“Current Liabilities”:

For avoidance of doubt, only the line items listed above under “Current Liabilities” constitute “Current Liabilities” for purposes of the Agreement, and only the line items listed above under “Current Assets” shall constitute “Current Assets” for purposes of the Agreement:

How to determine current assets and liabilities in the categories listed above

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Prepaid Expenses:

A prepaid expense is an item paid and recorded in advance of its use or consumption in the business, part of which represents expense of the current period and part of which represents an asset on hand at the end of the period.

PrimaLoft has made arrangements with certain toll manufacturers to provide volume rebates based on the production and shipment of finished goods to customers on an annual basis. As reaching the production levels set forth in the contract at Waitake is more than probable, an asset has been created to recognize the accumulation of the volume rebate on a monthly rebate at a rate of 18% of the projected production volume. The rebate for the prior year product shipped is determined in April of the following year, and deducted as a credit against monthly invoices in the months of May through August.

The portion of prepaid items in excess of 12 months should be classified as Other Assets.

Accounts Payable:

Accounts payable includes all liabilities for goods received from or services performed by non-AI companies and for which an invoice has been received. These liabilities include amounts withheld from employee wages and salaries, and employer liabilities which are based on wages and salaries.

Examples include but are not limited to:

  Accounts payable - trade

  Amounts withheld from employees pay:

    Contributions

    Savings (401-K)

    Taxes

  Employer liabilities relative to wages and salaries paid

  Commissions payable

  Value added tax

Advance payments from customers Nonfunctional currency payables must be revalued at the end of each month using the current exchange rate issued by AI Headquarters. It is AI policy to make an accrual at each quarter-end for routine expenses (i.e. office supplies, subscriptions, travel, electricity, telephone, etc) in cases where the invoices have not been received before the quarter-end. These accruals are considered accrued AP and should be reversed after the quarter-end and then analyzed and made again during the next quarterly close.

Accrued Liabilities:

This balance represents estimated liabilities recorded for income statement timing purposes and are expected to be paid within 12 months. Accrued liabilities should not include items for which invoices have been received.

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Examples of accrued liabilities include but are not limited to:

Advertising

Commissions

Holiday pay

Payrolls

Property taxes

Social costs, other than those withheld from employee's pay

Travel expenses

Turnover/sales tax

Vacation pay

Fees

Returns and allowances

Warranties

Customer discounts and rebates

Customer volume bonuses

Unbilled services from toll manufacturers

Accounts receivable:

Trade accounts and notes receivable are amounts due from customers for shipments or services rendered on or before the balance sheet date with terms of less than 12 months. Unless a customer has specifically authorized billing and requested that merchandise be held for future delivery, amounts should be recorded after shipment. Trade receivables denominated in currencies other than an entity's functional currency must be revalued at the end of each month at the current exchange rate issued by AI Headquarters.

Other receivables include amounts due within 12 months from entities and individuals other than customers and other AI operations. Other receivables include but are not limited to items such as interest, dividends, rent, claims against transportation companies and insurance companies, scrap sales, income taxes, royalties, value added tax, etc.

A reserve for doubtful accounts represents an amount determined to be potentially uncollectible from customers. The balance should be comprised of specific and general reserves. Specific reserves are calculated on individual customer accounts based on past experience and the customer's current financial condition. General reserves are calculated excluding the accounts that relate to specific reserves and applying an historical loss rate to the remaining balance.

Inventories:

Inventory balances (raw material, work-in-process, and finished goods) are required to be stated at the lower of cost or market value.

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As all PrimaLoft production is conducted by third party toll manufacturers, work in process and finished goods inventories are valued at the cost of raw material, plus toll manufacturing labor cost per unit. No additional costs are added in for OH or burden.

Inventories are fully reserved for items that have specifically been identified as off quality un-saleable to the trade community.

Revenue Recognition:

Generally accepted accounting principles require that the earnings process be complete prior to recognition of a sale. The earnings process is complete:

evidence of an arrangement (contract) exists

delivery has occurred

selling price is fixed

collectability is reasonably assured

if acceptance by the customer is not conditional and there are no contingencies if there is a definitive payment plan, for example

-net 30, 60, 90 days

If title has been transferred and the customer bears the risk of loss if the product is damaged or destroyed

If the customer is able to and will confirm the amount due as an account receivable

If all of the above requirements are met, a sale should be recorded.

Quarterly closing procedures must include a review to determine whether revenue recognition must be delayed on any shipments. Any adjustment needed must be recorded in the general ledger before submission of the Day 4 financial statements.

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